Exhibit 99.2

HILL-ROM HOLDINGS, INC.
Financial Statements for the years ended September 30, 2021 and 2020

FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Hill-Rom Holdings, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Hill-Rom Holdings, Inc. and its subsidiaries (the “Company”) as of September 30, 2021 and 2020, and the related consolidated statements of income, of comprehensive income, of shareholders' equity and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
Change in Accounting Principle

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in fiscal 2020.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Acquisition of Bardy Diagnostics, Inc.

As described in Note 3 to the consolidated financial statements, on August 6, 2021, the Company purchased all of the outstanding equity interest of Bardy Diagnostics, Inc. (“Bardy”), for total consideration of $434.2 million. Management recorded $383.8 million of goodwill and $65.2 million of contingent consideration in connection with the business combination. The difference between the purchase price amount and the net fair value of assets acquired and liabilities assumed is recognized as goodwill on the balance sheet if the purchase price exceeds the estimated net fair value. As disclosed by management, the identification and determination of the net fair value of assets acquired and liabilities assumed requires significant judgment by management. The fair value of contingent consideration is estimated by management using the Monte Carlo model. Management applied significant judgment in estimating the fair value of contingent consideration which involved the use of a significant assumption with respect to the revenue growth rate used in the model.

The principal considerations for our determination that performing procedures relating to the acquisition of Bardy Diagnostics, Inc. is a critical audit matter are (i) a high degree of auditor judgment and subjectivity in performing procedures relating to the identification and determination of the net fair value of assets acquired and liabilities assumed and the fair value of contingent consideration related to the acquisition due to the significant judgment by management when identifying and determining the net fair value estimates; (ii) the significant audit effort  in evaluating the significant assumption related to the revenue growth rate related to contingent consideration; and (iii) the audit effort involved the use of professionals with specialized skill and knowledge.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to acquisition accounting, including controls over management’s identification and determination of the net fair value of assets acquired and liabilities assumed and controls over the development of the significant assumption related to revenue growth rate. These procedures also included, among others, (i) reading the purchase agreement, (ii) testing management’s process for identifying and determining the fair value of assets acquired and liabilities assumed, and the total consideration estimated to be transferred. Testing management’s process included evaluating the appropriateness of the valuation models, testing completeness and accuracy of data provided by management, and evaluating the reasonableness of the significant assumption related to revenue growth rate. Evaluating the reasonableness of management’s significant assumption related to the revenue growth rate involved considering the current and past performance of the business, the consistency with external market and industry data, and whether this assumption was consistent with evidence obtained in other areas of the audit. Professionals with specialized skill and knowledge were used to assist in the evaluation of the Company’s Monte Carlo model.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
November 12, 2021

We have served as the Company’s auditor since 1985.

Hill-Rom Holdings, Inc. and Subsidiaries
STATEMENTS OF CONSOLIDATED INCOME
(In millions, except per share data)

	Year Ended September 30
	2021	2020
Net Revenue
Product sales and service	$2,669.6	$2,571.2
Rental revenue	349.1	309.8
Total net revenue	3,018.7	2,881.0

Cost of Net Revenue
Cost of goods sold	1,282.4	1,259.9
Rental expenses	148.2	146.0
Total cost of net revenue (excludes acquisition-related intangible asset amortization)	1,430.6	1,405.9

Research and development expenses	144.9	136.5
Selling and administrative expenses	887.0	820.4
Acquisition-related intangible asset amortization	108.6	109.0
Special charges	47.4	41.5
Operating Profit	400.2	367.7

Interest expense	(65.6)	(74.0)
Loss on extinguishment of debt	(9.8)	(15.6)
Investment expense and other, net	(22.0)	(6.9)

Income Before Income Taxes	302.8	271.2

Income tax expense	54.3	48.2

Net Income	$248.5	$223.0

Net Income per Basic Common Share	$3.75	$3.35

Net Income per Diluted Common Share	$3.72	$3.32

Average Basic Common Shares Outstanding (in thousands)	66,204	66,631

Average Diluted Common Shares Outstanding (in thousands)	66,847	67,212
See Notes to Consolidated Financial Statements

Hill-Rom Holdings, Inc. and Subsidiaries
STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME
(In millions)

	Year Ended September 30
	2021	2020

Net Income	$248.5	$223.0

Other Comprehensive Income net of tax:

Derivative instruments designated as hedges	17.9	(36.5)
Foreign currency translation adjustment	9.0	34.7
Change in pension and postretirement defined benefit plans	17.3	4.1
Total Other Comprehensive Income net of tax	44.2	2.3

Total Comprehensive Income	$292.7	$225.3
See Notes to Consolidated Financial Statements

Hill-Rom Holdings, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(In millions, except share amounts)

	September 30, 2021	September 30, 2020
ASSETS
Current Assets
Cash and cash equivalents	$271.8	$296.5
Trade accounts receivable, net of allowances of $25.4 and $25.9 as of September 30, 2021 and 2020	671.2	594.9
Inventories, net of reserves	319.4	352.0
Other current assets	101.4	121.5
Total current assets	1,363.8	1,364.9
Property, plant and equipment	875.8	858.2
Less accumulated depreciation	(587.7)	(552.1)
Property, plant and equipment, net	288.1	306.1
Goodwill	2,221.7	1,835.5
Other intangible assets and software, net	955.3	976.7
Deferred income taxes	32.4	32.9
Other assets	137.8	155.0
Total Assets	$4,999.1	$4,671.1
LIABILITIES
Current Liabilities
Trade accounts payable	$229.9	$236.5
Short-term borrowings	235.7	222.3
Accrued compensation	182.3	144.9
Accrued product warranties	29.6	30.8
Accrued rebates	50.7	44.8
Deferred revenue	112.7	110.1
Other current liabilities	150.3	162.8
Total current liabilities	991.2	952.2

Long-term debt	1,825.2	1,655.7
Accrued pension and postretirement benefits	73.8	89.3
Deferred income taxes	65.4	113.0
Other long-term liabilities	163.8	134.8
Total Liabilities	3,119.4	2,945.0
Commitments and Contingencies
SHAREHOLDERS' EQUITY
Capital Stock:
Preferred stock - without par value: Authorized - 1,000,000 shares; none issued or outstanding
Common stock - without par value: Authorized - 199,000,000	4.4	4.4
Issued - 88,457,634 shares as of September 30, 2021 and September 30, 2020; Outstanding: 65,893,802 shares as of September 30, 2021 and 66,640,832 shares as of September 30, 2020
Additional paid-in capital	707.6	667.0
Retained earnings	2,315.9	2,132.2
Accumulated other comprehensive (loss)	(136.0)	(180.2)
Treasury stock, common shares at cost: 22,563,832 as of September 30, 2021 and 21,816,802 as of September 30, 2020	(1,012.2)	(897.3)
Total Shareholders’ Equity	1,879.7	1,726.1
Total Liabilities and Shareholders' Equity	$4,999.1	$4,671.1
See Notes to Consolidated Financial Statements See Notes to Consolidated Financial Statements

Hill-Rom Holdings, Inc. and Subsidiaries
STATEMENTS OF CONSOLIDATED CASH FLOWS

(In millions)	Year Ended September 30
	2021	2020
Operating Activities
Net income	$248.5	$223.0
Adjustments to reconcile net income to net cash, cash equivalents and restricted cash provided by operating activities:
Depreciation and amortization of property, plant, equipment and software	77.2	69.8
Acquisition-related intangible asset amortization	108.6	109.0
Amortization of debt discounts and issuance costs	3.7	4.0
Loss on extinguishment of debt	9.8	15.6
Benefit for deferred income taxes	(32.0)	(19.0)
Loss on disposal of property, equipment, intangible assets and impairments	0.4	2.7
Stock compensation	45.6	38.4
Other operating activities	24.3	27.1
Change in working capital excluding cash, current debt, acquisitions and dispositions:
Trade accounts receivable	(67.6)	71.3
Inventories	17.1	(91.8)
Other current assets	24.4	(14.8)
Trade accounts payable	1.9	24.0
Accrued expenses and other liabilities	37.6	15.4
Other assets and liabilities	(23.4)	7.0
Net cash, cash equivalents and restricted cash provided by operating activities	476.1	481.7
Investing Activities
Purchases of property, plant, equipment and software	(92.1)	(105.9)
Proceeds on sale of property and equipment	2.4	2.5
Payment for acquisition of businesses, net of cash acquired	(369.0)	(28.4)
Payments for acquisition of intangible assets	(30.0)	—
Payments for acquisition of investments	—	—
Proceeds on sale of businesses	—	0.8
Other investing activities	1.5	(0.2)
Net cash, cash equivalents and restricted cash used in investing activities	(487.2)	(131.2)
Financing Activities
Proceeds from borrowing on long-term debt	—	—
Payments of long-term debt	(50.1)	(50.1)
Borrowings on Revolving Credit Facility	870.0	190.0
Payments on Revolving Credit Facility	(355.0)	(270.0)
Borrowings on Securitization Facility	60.6	17.7
Payments on Securitization Facility	(47.2)	(45.5)
Borrowings on Note Securitization Facility	91.3	32.6
Payments on Note Securitization Facility	(91.3)	(21.2)
Proceeds from issuance of senior unsecured notes	—	—
Payment of debt issuance costs	—	—
Prepayment premium on redemption of 5.00% Notes and 5.75% Notes	(7.5)	(12.2)
Redemption of 5.00% Notes and 5.75% Notes	(300.0)	(425.0)
Cash dividends	(62.0)	(58.0)
Proceeds on exercise of stock options	10.5	8.6
Stock repurchases for stock award withholding obligations	(9.5)	(16.5)

Stock repurchases in the open market	(130.7)	(54.1)
Other financing activities	7.5	8.7
Net cash, cash equivalents and restricted cash (used in) financing activities	(13.4)	(695.0)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(0.2)	7.2
Net Cash Flows	(24.7)	(337.3)
Cash, Cash Equivalents and Restricted Cash:
At beginning of period	296.5	633.8
At end of period	$271.8	$296.5
See Notes to Consolidated Financial Statements

Hill-Rom Holdings, Inc. and Subsidiaries
STATEMENTS OF CONSOLIDATED SHAREHOLDERS’ EQUITY
(In millions, except share amounts)

	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock
	Shares Issued	Amount
							Total
Balance as of September 30, 2019	88,457,634	$ 4.4	$ 637.4	$ 1,967.4	$ (182.5)	$ (853.4)	$ 1,573.3
Net Income	—	—	—	223.0	—	—	223.0
Other comprehensive income (loss), net of tax of $9.6	—	—	—	—	2.3	—	2.3
Dividends ($0.87 per common share)	—	—	0.5	(58.5)	—	—	(58.0)
Stock repurchases for stock award withholding obligations	—	—	—	—	—	(16.5)	(16.5)
Stock repurchases in the open market	—	—	—	—	—	(54.1)	(54.1)
Stock compensation on equity-classified awards	—	—	37.8	—	—	—	37.8
Stock option exercises	—	—	2.9	—	—	5.7	8.6
Distribution of stock awards	—	—	(17.1)	—	—	17.1	—
Shares issued under employee stock purchase plan	—	—	5.5	—	—	3.9	9.4
Other	—	—	—	0.3	—	—	0.3
Balance as of September 30, 2020	88,457,634	4.4	667.0	2,132.2	(180.2)	(897.3)	1,726.1
Cumulative effect of ASU 2016-13 adoption, net of tax of $0.8	—	—	—	(2.2)	—	—	(2.2)
Net Income	—	—	—	248.5	—	—	248.5
Other comprehensive income (loss), net of tax of $ (10.7)	—	—	—	—	44.2	—	44.2
Dividends ($0.94 per common share)	—	—	0.6	(62.6)	—	—	(62.0)
Stock repurchases for stock award withholding obligations	—	—	—	—	—	(9.5)	(9.5)
Stock repurchases in the open market	—	—	—	—	—	(130.7)	(130.7)
Stock compensation on equity-classified awards	—	—	44.5	—	—	—	44.5
Stock option exercises	—	—	3.5	—	—	7.0	10.5
Distribution of stock awards	—	—	(14.5)	—	—	14.5	—
Shares issued under employee stock purchase plan	—	—	6.5	—	—	3.8	10.3
Balance as of September 30, 2021	88,457,634	$4.4	$707.6	$2,315.9	$(136)	$(1,012.2)	$1,879.7
See Notes to Consolidated Financial Statements

Hill-Rom Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share data)

Note 1. Summary of Significant Accounting Policies

Nature of Operations

Hill-Rom Holdings, Inc. (the “Company,” “Hillrom,” “we,” “us,” or “our”) was incorporated on August 7, 1969, in the State of Indiana and is headquartered in Chicago, Illinois. We are a global medical technology leader whose approximately 10,000 employees have a single purpose: enhancing outcomes for patients and their caregivers by Advancing Connected Care™. Around the world, our innovations touch over 7 million patients each day. Our products and services help enable earlier diagnosis and treatment, optimize surgical efficiency and accelerate patient recovery while simplifying clinical communication and shifting care closer to home. We make these outcomes possible through digital and connected care solutions and collaboration tools, including smart bed systems, patient monitoring and diagnostic technologies, respiratory health devices, advanced equipment for the surgical space and more, delivering actionable, real-time insights at the point of care.

Basis of Presentation and Principles of Consolidation

The Consolidated Financial Statements include the accounts of Hillrom and its wholly-owned subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation. Where our ownership interest is less than 100%, the noncontrolling interests are reported in our Consolidated Financial Statements. Certain prior year amounts have been reclassified to conform to the current year presentation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense in the period. Actual results could differ from those estimates. Examples of such estimates include, but are not limited to, our allowance for doubtful accounts receivable, inventory reserves, accrued warranties, the impairment of intangible assets and goodwill, use of the spot yield curve approach for pension expense, income taxes and commitments and contingencies. See below for more information.

Proposed Acquisition by Baxter

On September 1, 2021, Hillrom, Baxter, and Merger Sub entered into the Merger Agreement, pursuant to which, on the terms and subject to the conditions set forth therein, Merger Sub will be merged with and into Hillrom, with Hillrom surviving the Merger as a wholly owned subsidiary of Baxter. Under the terms of the Merger Agreement, which has been unanimously approved by Hillrom’s Board of Directors, Baxter will acquire all outstanding shares of Hillrom for $156.00 per share in cash, for a total equity value of approximately $10.5 billion.

Government Programs Related to COVID-19

On March 25, 2020, the U.S. government approved the Coronavirus Aid, Relief and Economic Security (“CARES”) Act to provide economic stimulus to address the impact of the pandemic. The governments in certain other non-U.S. countries have also approved legislation in their jurisdictions to address the impact of the pandemic. We evaluated our eligibility and assessed the conditions and requirements of participation in many programs. For the programs in which we elected to participate, we recognized $0.5 million and $3.2 million in government grants and cost abatements associated with state aid within the Statement of Consolidated Income for the fiscal years ended September 30, 2021 and 2020. In addition, we deferred the payment of the employer share of the U.S. Federal Insurance Contributions Act (“FICA”) tax totaling $21.7 million within the Consolidated Balance Sheet, of which $10.8 million must be repaid in both December 31, 2021 and December 31, 2022, respectively, in accordance with the CARES Act within the Consolidated Balance Sheet. We continue to evaluate what impact, if any, the CARES Act, or any similar legislation in other non-U.S. jurisdictions, may have on our results of operations.

Cash and Cash Equivalents

We consider deposits with banks as well as investments in marketable securities with original maturity of three months or less at date of purchase to be cash equivalents.
Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest, unless the transaction is an installment sale with extended payment terms. Allowances for doubtful accounts are recorded as a component of Selling and administrative expenses and represent our best estimate of the amount of probable credit losses and collection risk in our existing accounts receivable. Receivables are generally reviewed for collectability based on historical collection experience for each receivable type and are also reviewed individually for collectability. Account balances are charged against the allowance when we believe it is probable the receivable will not be recovered. We do not have any off-balance sheet credit exposure related to our customers.

Within rental revenue, domestic third-party payers’ reimbursement process requires extensive documentation, which has had the effect of slowing both the billing and cash collection cycles relative to the rest of the business, and therefore, increasing total accounts receivable. Because of the extensive documentation required and the requirement to settle a claim with the primary payer prior to billing the secondary and/or patient portion of the claim, the collection period for a claim in a portion of our business may, in some cases, be extended.

We generally hold our trade accounts receivable until they are paid. Certain long-term receivables are occasionally sold to third parties; however, any recognized gain or loss on such sales has historically not been material.

Inventories

During the fourth quarter of 2021, we changed our method of accounting for inventories from the last-in, first-out (“LIFO”) method to the first-in, first-out (“FIFO”) method for the remaining of our inventory that was valued using LIFO. We believe that this change in accounting is preferable as it will provide a consistent, uniform, costing method for all inventories across the Company, improves comparability with peers, and better reflects the current value of inventories at the balance sheet date. Prior consolidated financial statements have not been retrospectively adjusted due to immateriality. The cumulative pre-tax effect of this change in accounting principle of approximately $6.8 million was recorded as an increase in Inventories, net of reserves and a decrease to Cost of goods sold for the fiscal year ended September 30, 2021.

Inventories consist of the following:

(In millions)	Year Ended September 30
	2021	2020
Inventories, net of reserves:
Finished products	$153.7	$167.6
Work in process	53.3	48.4
Raw materials	112.4	136.0
Total Inventories, net of reserves	$319.4	$352.0

We record reserves when the facts and circumstances indicate that particular inventories will not be sold at prices in excess of current carrying costs. These estimates are based on historical experience and expected future trends.

Property, Plant and Equipment

Property, plant and equipment is recorded at cost and depreciated over the estimated useful life of the assets using principally the straight-line method. Ranges of estimated useful lives are as follows:

Useful Life
Land improvements	6 - 15 years
Buildings and building equipment	10 - 40 years
Machinery and equipment	3 - 10 years
Equipment leased to others	2 - 10 years

When property, plant and equipment is retired from service or otherwise disposed of, the cost and related amount of depreciation is eliminated from the asset and accumulated depreciation accounts. The difference, if any, between the net asset value and the proceeds on sale are charged or credited to income.

Total depreciation expense during fiscal years ended September 30, 2021 and 2020 was $62.8 million and $60.6 million. The major components of property, plant and equipment and the related accumulated depreciation were as follows:

(In millions)	Year Ended September 30
	2021		2020
	Cost	Accumulated Depreciation	Cost	Accumulated Depreciation
Land and land improvements	$15.9	$4.8	$16.9	$4.4
Buildings and building equipment	210.4	105.0	208.2	95.4
Machinery and equipment	437.2	325.5	416.3	303.4
Equipment leased to others	212.3	152.4	216.8	148.9
Total	$875.8	$587.7	$858.2	$552.1

Goodwill

Goodwill represents the excess of the purchase price paid over the estimated fair value of the net assets acquired and liabilities assumed in the acquisition of a business. Goodwill is not amortized, but is tested for impairment at least annually or on an interim basis if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. See Note 4. Goodwill and Intangible Assets for further information.

Fair Value Measurements

Fair value measurements are classified and disclosed in one of the following three categories:

•Level 1: Financial instruments with unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets and liabilities.

•Level 2: Financial instruments with observable inputs other than those included in Level 1 such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•Level 3: Financial instruments with unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Unobservable inputs reflect our own assumptions that market participants would use in pricing the asset or liability (including assumptions about risk). Unobservable inputs shall be developed based on the best information available in the circumstances, which might include our own data.

We record cash and cash equivalents, as disclosed on our Consolidated Balance Sheets, as Level 1 instruments and certain other investments and derivatives as Level 2 instruments as they are not actively quoted. Refer to Note 5. Financing Agreements for disclosure of our debt instrument fair values.

Warranties and Guarantees

We routinely grant limited warranties on our products with respect to defects in material and workmanship. The terms of these warranties are generally one year; however, certain components and products have substantially longer warranty periods. We recognize a reserve with respect to these obligations at the time of product sale, with subsequent warranty claims recorded directly against the reserve. The amount of the warranty reserve is determined based on historical trend experience for the covered products. For more significant warranty-related matters, which might require a field corrective action, separate reserves are established when such events are identified and the cost of correction can be reasonably estimated.

In the normal course of business, we enter into various other guarantees and indemnities in our relationships with suppliers, service providers, customers, business partners and others. Examples of these arrangements would include guarantees of product performance, indemnifications to service providers and indemnifications of our actions to business partners. These guarantees and indemnifications have not historically had a material impact on our financial condition or results of operations, nor do we expect them to although indemnifications associated with our actions generally have no dollar limitations.

In conjunction with our acquisition and divestiture activities, we entered into select guarantees and indemnifications of performance with respect to the fulfillment of our commitments under applicable purchase and sale agreements. The arrangements generally indemnify the buyer or seller for damages associated with breach of contract, inaccuracies in representations and warranties surviving the closing date and satisfaction of liabilities and commitments retained under the applicable contract. With respect to divestitures, we also routinely enter into non-competition agreements for varying periods of time. Guarantees and indemnifications with respect to acquisition and divestiture activities, if triggered, could have an adverse impact on our Consolidated Financial Statements.

The following summarizes accrued product warranty activity for the fiscal years ended September 30, 2021 and 2020:

(In millions)	Year Ended September 30
	2021	2020
Balance at the beginning of the period	$30.8	$29.7
Provision for warranties in the period	22.5	18.3
Warranty claims incurred in the period	(23.8)	(17.5)
Foreign currency translation adjustment	0.1	0.3
Balance at the end of the period	$29.6	$30.8

Accrued Rebates

We provide rebates and sales incentives to certain customer groups and distributors. We also have arrangements where we provide rebates to certain distributors that sell to end-user customers at prices determined under a contract between us and the end-user customer. Provisions for rebates are recorded as a reduction in net revenue when revenue is recognized.

Retirement Plans

We sponsor retirement and postretirement benefit plans covering certain employees. Expense recognized in relation to these defined benefit retirement and postretirement health care plans is based upon actuarial valuations and inherent in those valuations are key assumptions including discount and mortality rates, and where applicable, expected returns on assets, projected future salary rates and projected health care cost trends. The discount rates used in the valuation of our defined benefit pension and postretirement plans are evaluated annually based on current market conditions. In setting these rates we utilize long-term bond indices and yield curves as a preliminary indication of interest rate movements, and then make adjustments to the respective indices to reflect differences in the terms of the bonds covered under the indices in comparison to the projected outflow of our obligations. Our overall expected long-term rate of return on pension assets is based on historical and expected future returns, which are inflation adjusted and weighted for the expected return for each component of the investment portfolio. Our rate of assumed compensation increase is also based on our specific historical trends wage adjustments.

We account for our defined benefit pension and other postretirement plans by recognizing the funded status of a benefit plan in the balance sheet. We also recognize in Accumulated other comprehensive income (loss) certain gains and losses that arose in the period. See Note 8. Retirement and Postretirement Benefit Plans for key assumptions and further discussion related to our pension and postretirement plans.

Environmental Liabilities

Expenditures that relate to an existing environmental condition caused by past operations, and which do not contribute to future revenue generation, are expensed. A reserve is established when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. These reserves are determined without consideration of possible loss recoveries from third parties.

Specific costs included in environmental expense and reserves include site assessment, development of a remediation plan, clean-up costs, post-remediation expenditures, monitoring, fines, penalties and legal fees. Reserve amounts represent the expected undiscounted future cash outflows associated with such plans and actions.

Self-Insurance

We are generally self-insured up to certain stop-loss limits for certain employee health benefits, including medical, drug and dental. Our policy is to estimate reserves based upon several factors including known claims, estimated incurred but not reported claims and outside actuarial analysis, which are based on historical information along with certain assumptions about future events. Such estimated reserves are classified as Other current liabilities and Other long-term liabilities in the Consolidated Balance Sheets. Refer to Note 15. Commitments and Contingencies for further information.

Treasury Stock

Treasury stock consists of our common shares that have been issued, but subsequently reacquired. We account for treasury stock purchases under the cost method. When these shares are reissued, we use an average-cost method to determine cost. The difference between proceeds and the cost basis of the treasury stock is recorded to Additional paid-in capital.

Revenue Recognition — Sales and Rentals

Revenue is presented in the Consolidated Statements of Income net of sales discounts and allowances, GPO fees, price concessions, rebates and customer returns for products sales and rental revenue services.

Disaggregation of Revenue

The Company disaggregates revenue recognized from contracts with customers by geography and reportable segments consistent with the way in which management operates and views the business. See Note 14. Segment Reporting for the presentation of the Company's revenue disaggregation.

Performance Obligations & Transaction Price Determination

Revenue is recognized as performance obligations are satisfied, either at a point in time or over time, driven by the nature of the performance obligation that is contracted to be provided to our customers. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account in the contract. Revenue is measured as the amount of consideration we expect to receive in exchange for satisfying the performance obligations. Certain of our contracts have multiple performance obligations. A contract’s transaction price is allocated to the distinct performance obligations and recognized as revenue when, or as, each performance obligation is satisfied. We allocate the contract’s transaction price to each performance obligation using our best estimate of the standalone selling price of each distinct good or service in the contract.

The majority of our product sales revenue is recognized at a point in time, primarily based on the transfer of title, except in circumstances where we are also required to install the equipment, for which revenue is recognized upon customer acceptance of the installation. Performance obligations involving the provision of services and revenue from rental usage of our products are recognized over the time period specified in the contractual arrangement with the customer.

Revenue is presented net of several types of variable consideration including rebates, discounts and product returns, which are estimated at the time of sale generally using the expected value method, although the most likely amount method is also used for certain types of variable consideration. These estimates take into consideration historical experience, current contractual and statutory requirements, specific known market events and trends, industry data, and forecasted customer buying and payment patterns.

Deferred Contract Costs

Certain costs associated with obtaining or fulfilling a contract with a customer (collectively referred to as “deferred contract costs”) are capitalized until such time as the related performance obligations are completed and the related revenue is recognized. Deferred contract costs are recorded as Other current assets and Other assets.

Costs to obtain a contract are primarily comprised of sales commissions paid upon receipt of a purchase order for certain products, primarily care communications. Commissions are expensed commensurate with the timing of revenue recognition, which is generally 1 to 36 months.

Costs to fulfill a contract includes equipment, installation and other costs directly related to certain performance obligations not completed. These costs primarily relate to our care communications products and other construction projects that require installation or ongoing service maintenance. These costs are expensed commensurate with the timing of revenue recognition, which is generally 6 to 24 months.

The following table summarizes deferred contract cost balances for the fiscal year ended September 30, 2021:

(In millions)	September 30, 2021
	Ending Balance	Amortization	Statement of Consolidated Income Classification
Costs to obtain a contract
Other current assets	$9.8	$(6.5)	Selling and administrative expenses
Other assets	2.5	—

Costs to fulfill a contract
Other current assets	$22.0	$(76.4)	Cost of goods sold
Other assets	6.0	—
Contract Balances

Contract liabilities represent deferred revenues that arise as a result of cash received from customers at inception of contracts or where the timing of billing for services precedes satisfaction of our performance obligations. Such remaining performance obligations represent the portion of the contract price for which work has not been performed and are primarily related to our installation and service contracts. These contract liabilities are recorded in Deferred revenue and Other long-term liabilities. We expect to satisfy the majority of the remaining performance obligations and recognize revenue related to installation and service contracts within 6 to 24 months.

The nature of our products and services does not give rise to contract assets as we typically do not have instances where a right to payment for goods and services already transferred to a customer exists that is conditional on something other than the passage of time.

The contract liability balance represents the transaction price allocated to the remaining performance obligations. The following table summarizes contract liability activity for the fiscal year ended September 30, 2021.

(In millions)	Contract Liabilities
Balance at the beginning of the period	$138.1
Deferred revenue acquired	1.1
New revenue deferrals	543.4
Revenue recognized upon satisfaction of performance obligations	(546.5)
Foreign currency translation adjustment	2.4
Balance at the end of the period	$138.5
Accounting & Practical Expedient Elections
We account for shipping and handling activities as fulfillment costs within Cost of goods sold. These activities are not considered to be a separate performance obligation. Taxes assessed by a governmental authority that are directly imposed on a revenue producing transaction between us and our customers, including but not limited to sales taxes, use taxes and value added taxes, are excluded from revenue and cost.

We adopted the significant financing practical expedient under which the impacts of financing are considered immaterial if the duration of the financing is one year or less. Customer payments are due at various times up to 90 days from the date of invoice, though in some countries and for certain customer types, credit terms are longer based on local industry standard.

Cost of Net Revenue

Cost of goods sold for product sales consists primarily of purchased material costs, fixed manufacturing expense, variable direct labor, overhead costs and costs associated with the distribution and delivery of products to our customers. Rental expenses consist of costs associated directly with rental revenue, including depreciation, maintenance, logistics and service center facility and personnel costs.

Research and Development Costs

Research and development costs relate primarily to internal costs for salaries and direct overhead expenses as well as the cost of outside vendors to conduct R&D activities. These costs are expensed as incurred. In addition, certain costs for software development technology held for sale are capitalized as intangibles when technological feasibility in the software is established and are amortized over a period of three years to five years once the software is ready for its intended use. The amounts capitalized during fiscal years ended September 30, 2021 and 2020 were approximately $10.1 million and $15.3 million.

Comprehensive Income

We include the after-tax effect of unrealized gains or losses on interest and foreign currency hedges, foreign currency translation adjustments and pension or other defined benefit postretirement plans’ actuarial gains or losses and prior service costs or credits in Accumulated other comprehensive income (loss). See Note 9. Other Comprehensive Income of our Consolidated Financial Statements for further details.

Foreign Currency

The functional currency of foreign operations is generally the local currency in the country of domicile. Assets and liabilities of foreign operations are primarily translated into U.S. dollars at year-end rates of exchange and the income statements are translated at the average rates of exchange prevailing in the year. Adjustments resulting from translation of the financial statements of foreign operations into U.S. dollars are excluded from the determination of net income but included as a component of Accumulated other comprehensive income (loss). Foreign currency gains and losses resulting from foreign currency transactions are included in our results of operations and are not material. Foreign currency movements on items designated as net investment hedges were recorded in Accumulated other comprehensive income (loss).

Stock-Based Compensation

We account for stock-based compensation under fair value provisions. Stock-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the vesting period. We estimate forfeitures on stock-based compensation, which are based on historical and expected forfeiture rates. In order to determine the fair value of stock options on the date of grant, we utilize a Binomial model. In order to determine the fair value of other performance-based stock awards on the date of grant, we utilize a Monte Carlo model. Inherent in these models are assumptions related to a volatility factor, expected life, risk-free interest rate, dividend yield and expected forfeitures. The risk-free interest rate is based on factual data derived from public sources. The volatility factor, expected life, dividend yield and expected forfeiture assumptions require judgment utilizing historical information, peer data and future expectations. Restricted stock units (“RSUs”) are measured based on the fair market price of our common stock on the date of grant, as reported by the New York Stock Exchange, multiplied by the number of units granted. See Note 13. Common Stock for further details.

Income Taxes

Hillrom and its eligible subsidiaries file a consolidated U.S. income tax return. Foreign operations file income tax returns in a number of jurisdictions. We have a variety of deferred tax assets in numerous tax jurisdictions which are computed using an asset and liability approach to reflect the net tax effects of temporary differences between the financial reporting carrying amounts of assets and liabilities and the corresponding income tax amounts. These deferred tax assets are subject to periodic assessment as to recoverability. If it is determined that it is more likely than not that the benefits will not be realized, valuation allowances are recognized. In evaluating whether it is more likely than not that we would recover these deferred tax assets, future taxable income, the reversal of existing temporary differences and tax planning strategies are considered.

As of fiscal year ended September 30, 2021, we had valuation allowances on deferred tax assets, on a tax-effected basis, primarily related to certain foreign deferred tax attributes that are not expected to be utilized. We believe that our estimates for the valuation allowances recorded against deferred tax assets are appropriate based on current facts and circumstances.

We account for uncertain income tax positions using a threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The difference between the tax benefit recognized in the financial statements for an uncertain income tax position and the tax benefit claimed in the tax return is referred to as an unrecognized tax benefit. See Note 11. Income Taxes for further details.

Derivative Instruments and Hedging Activity

We use derivative financial instruments to manage the economic impact of fluctuations in currency exchange and interest rates. Derivative financial instruments related to currency exchange rates include forward purchase and sale agreements that generally have terms no greater than 12 months. Additionally, interest rate swaps and cross-currency interest rate swaps are sometimes used to convert some or all of our long-term debt to either a fixed or variable rate.

Derivative financial instruments are recognized in the Consolidated Balance Sheets as either assets or liabilities and are measured at fair value. Changes in the fair value of derivatives are recorded each period in the Statement of Consolidated Income or the Statement of Consolidated Comprehensive Income (Loss), depending on whether a derivative is designated and considered effective as part of a hedge transaction, and if it is, the type of hedge transaction. The Company's derivatives are considered to be highly effective under hedge accounting principles. The Company does not hold or issue derivative financial instruments for speculative purposes. As a result of being effective, gains and losses on derivative instruments reported in Accumulated other comprehensive income (loss) are subsequently included in the Statement of Consolidated Income in the periods in which earnings are affected by the hedged item. These activities have not had a material effect on our Consolidated Financial Statements for the periods presented herein.

Recently Adopted Accounting Guidance

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842) and subsequently issued related amendments, collectively referred to as “ASC 842”. The objective of this guidance is to increase transparency and comparability among organizations through recognizing leased assets, called right-of-use assets (“ROU”), and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. As a lessee, the new standard requires us to recognize both the ROU assets and lease liabilities in the balance sheet for most leases, whereas under previous GAAP only finance lease liabilities (referred to as capital leases) were recognized in the balance sheet. In addition, for both lessees and lessors, the definition of a lease has been revised, which may result in changes to the classification of an arrangement as a lease. Under the new standard, an arrangement that conveys the right to control the use of an identified asset by obtaining substantially all of its economic benefits and directing how it is used is a lease, whereas the previous definition focused on the ability to control the use of the asset or to obtain its output. Quantitative and qualitative disclosures related to the amount, timing and judgments of an entity’s accounting for leases and the related cash flows are expanded under the new standard. Disclosure requirements apply to both lessees and lessors, whereas previous disclosures related only to lessees. The recognition, measurement, and presentation of revenues, expenses, and cash flows arising from a lease have not significantly changed from previous GAAP.

We adopted ASC 842 effective October 1, 2019 using the optional transition method approach. We elected the package of practical expedients, which applies to both lessees and lessors, to (1) not reassess whether existing contracts contain leases, (2) carryforward the existing lease classification, and (3) not reassess initial direct costs associated with existing leases.

As a lessee, the adoption of the guidance on October 1, 2019 resulted in the recognition of ROU assets of $82.5 million and lease liabilities of $85.8 million, which all related to operating leases. The ROU assets were lower than the lease liabilities due to the derecognition of deferred rent balances of $3.3 million. As a lessor, there was no impact as a result of the adoption. We did not recognize any adjustment to the comparative period presented in the financial statements in accordance with our adoption method. The guidance did not have a material impact on our Statements of Consolidated Income.

See Note 7. Leases for further information on the impacts of ASC 842.

In January 2017, the FASB issued ASU 2017-04, Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. This standard eliminates Step 2 of the goodwill impairment test and requires a goodwill impairment to be measured as the amount by which a reporting unit’s carrying amount exceeds its fair value, not to exceed the carrying amount of its goodwill. ASU 2017-04 is effective for our first quarter of fiscal 2021 and requires a prospective transition method. Early adoption is permitted. We early adopted this standard in the first quarter of fiscal year ended September 30, 2020 and the guidance did not have a material impact on our Consolidated Financial Statements.

In October 2018, the FASB issued ASU 2018-16, Derivatives and Hedging (Topic 815): Inclusion of the Secured Overnight Financing Rate (SOFR) Overnight Index Swap (OIS) Rate as a Benchmark Interest Rate for Hedge Accounting Purposes. The purpose of the standard is to allow the use of the OIS rate based on the SOFR for hedge accounting purposes, which allows entities to designate changes in the fair values of fixed-rate financial assets or liabilities attributable to the OIS rate as the hedged risk.  The amendment recognizes the OIS rate based on the SOFR as likely London Interbank Offered Rate (“LIBOR”)

replacements and supports the marketplace transition by adding the new reference rate as a benchmark rate. We adopted this standard in the first quarter of fiscal year ended September 30, 2020. The adoption of this ASU did not impact our financial statements as we have not yet utilized the OIS rate based on the SOFR for borrowings under our lending arrangements or as a benchmark rate for hedge accounting purposes. In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. The purpose of the standard is to provide guidance for the effects of the marketplace transition from LIBOR to a new reference rate as a benchmark rate.  ASU 2020-04 is optional and is effective for a limited period of time from March 12, 2020 through December 31, 2022. We will continue to monitor, assess, and plan for the phase out of LIBOR.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326) – Measurement of Credit Losses of Financial Instruments and has subsequently issued related amendments, collectively referred to as “Topic 326”. Topic 326 requires entities to measure credit losses for financial assets measured at amortized cost based on expected losses rather than incurred losses. This adoption primarily impacted our trade accounts receivables. Under the current expected credit loss model, we review receivables for collectability based on an assessment of various factors, including historical collection experience for each receivable type and expectations of forward-looking loss estimates, and individual receivables are also reviewed for collectability based on unique circumstances. Any adjustments made to our historical loss experience reflect current differences in asset-specific risk characteristics, including, customer type (public or government entity versus private entity) and geographic location of the customer. We adopted ASU 2016-13 in the first quarter of fiscal year ended September 30, 2021 using the modified retrospective transition method with a cumulative effect adjustment directly to retained earnings. The cumulative effect of applying Topic 326 was an increase to the allowance for credit losses of $3.0 million and deferred tax assets of $0.8 million with a corresponding decrease to the opening balance of Retained earnings of $2.2 million.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement. The purpose of the standard is to improve the overall usefulness of fair value disclosures to financial statement users and reduce unnecessary costs to companies when preparing the disclosures. ASU 2018-13 requires the application of the prospective method of transition (for only the most recent interim or annual period presented in the initial fiscal year of adoption) to the new disclosure requirements for (1) changes in unrealized gains and losses included in other comprehensive income and (2) the range and weighted average used to develop significant unobservable inputs for Level 3 fair value measurements. ASU 2018-13 also requires prospective application to any modifications to disclosures made because of the change to the requirements for the narrative description of measurement uncertainty. The effects of all other amendments made by ASU 2018-13 must be applied retrospectively to all periods presented. We adopted ASU 2018-13 in the first quarter of fiscal year ended September 30, 2021. The adoption of ASU 2018-13 had no impact on our Consolidated Financial Statements.

In August 2018, the FASB issued ASU 2018-14, Compensation – Retirement Benefits – Defined Benefit Plans – General (Topic 715-20): Disclosure Framework – Changes to the Disclosure Requirements for Defined Benefit Plans. The purpose of the standard is to improve the overall usefulness of defined benefit pension and other postretirement plan disclosures to financial statement users and reduce unnecessary costs to companies when preparing the disclosures. We adopted ASU 2018-14 retrospectively in the fourth quarter of fiscal year ended September 30, 2021. The adoption had no material impact on our Consolidated Financial Statements as it modifies disclosure requirements only. See Note 8. Retirement and Postretirement Benefit Plans for further details.

In August 2018, the FASB issued ASU 2018-15, Intangibles – Goodwill and Other – Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. This update aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement to be consistent with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). We adopted ASU 2018-15 in the first quarter of fiscal year ended September 30, 2021 using the prospective transition method approach. The Company’s cloud computing hosting arrangements are primarily information technology agreements that support the Company’s operations and infrastructure. The adoption of ASU 2018-15 did not have a significant impact on our Consolidated Financial Statements.

In November 2018, the FASB issued ASU 2018-18, Collaborative Arrangements (Topic 808): Clarifying the Interaction between Topic 808 and Topic 606. The purpose of the standard is to (1) clarify that transactions between participants in a collaborative agreement should be accounted for under Topic 606 and (2) add unit-of-account guidance in Topic 808 to align with Topic 606. We retrospectively adopted ASU 2018-18 in the first quarter of fiscal year ended September 30, 2021. The adoption of ASU 2018-18 had no impact on our Consolidated Financial Statements.

In January 2021, the FASB issued ASU 2021-01, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. ASU 2021- 01 is an extension of ASU 2020-04 disclosed in our 2020 Form 10-K. ASU 2021-01 clarifies the scope and guidance of Topic 848 and allows derivatives impacted by the changing of interest rates used for margin payments, discounting, or contract price alignment to qualify for certain optional expedients and exceptions in Topic 848 for contract modifications and hedge accounting. ASU 2021-01 is optional and is effective for a limited period of time through December 31, 2022. As of September 30, 2021, this standard has no impact on our Consolidated Financial Statements. We will continue to monitor, assess and plan for the phase out of LIBOR.

Recently Issued Accounting Guidance

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The purpose of the standard is to remove certain exceptions to the general principles of Topic 740: Income Taxes in order to reduce the cost and complexity of its application and to maintain or improve the usefulness of the information provided to users of financial statements. ASU 2019-12 is effective for our first quarter of fiscal year end September 30, 2022 and will be applied either retrospectively or prospectively depending on the specific Topic 740 exception affected. Early adoption is permitted. We are currently in the process of evaluating the impact of adoption on our Consolidated Financial Statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s Consolidated Financial Statements upon adoption.

Note 2. Supplementary Financial Statement Information

Supplemental Balance Sheet Information

Investments

During fiscal year ended September 30, 2021, we transferred a portion of our non-marketable equity investment that was valued at cost of $25.5 million to EarlySense. See Note 3. Business Combinations for further information.

During fiscal year ended September 30, 2020, we sold an equity investment with a carrying value of $3.1 million and recognized a loss of $0.3 million and recognized an impairment loss of $1.7 million on a cost method investment. These losses were recorded as a component of Investment income (expense) and other, net.

As of September 30, 2021 and 2020, investments totaling $22.3 million and $49.0 million were recorded as a component of Other assets.

Supplemental Cash Flow Information

(In millions)	Year Ended September 30
	2021	2020
Cash paid for income taxes	$56.8	$88.0
Cash paid for interest	57.1	72.4

Non-cash investing activities:
Change in capital expenditures not paid	$(12.5)	$4.9
Sale of equity method investment	—	2.1
Non-cash consideration in exchange for asset acquisition:
Preferred securities investment	25.5	—
Forgiveness of a prepaid performance obligation	1.8	—
Total non-cash investing activities:	$14.8	$7.0

Non-cash financing activities:
Treasury stock issued under stock compensations plans	$25.4	$26.7
Distribution of shares issued under stock-based compensation plans	40.1	30.0

Note 3. Business Combinations

Business Acquisitions

Assets acquired and liabilities assumed in a business combination are recorded at their estimated fair values on the date of acquisition. The difference between the purchase price amount and the net fair value of assets acquired and liabilities assumed is recognized as goodwill on the balance sheet if the purchase price exceeds the estimated net fair value or as a bargain purchase gain on the income statement if the purchase price is less than the estimated net fair value. The allocation of the purchase price may be modified up to one year after the acquisition date as more information is obtained about the fair value of assets acquired and liabilities assumed.

During fiscal years ended September 30, 2021 and 2020, we acquired the following companies:

Fiscal Year	Company Name	Description of the Business	Description of the Acquisition
2021	Bardy	Developer and supplier of cardiac arrhythmia monitoring devices located in the United States.	Purchased all of the outstanding equity interest.
2020	Excel Medical	Clinical communications software company located in the United States	Purchased all of the outstanding equity interest.
2020	Connecta	Clinical communications software company based in Mexico.	Purchased the multiplatform medical device integration and connectivity software programs, products, and solutions of the company.
2020	Videomed [1]	Developer of integrated video solutions in operating rooms located in Italy.	Purchased all of the outstanding equity interest.
1 On July 21, 2020, we acquired the remaining 74% outstanding equity interest in Videomed for total aggregate consideration of $10.7 million. As a result of the transaction, the previously held 26% equity investment was adjusted to reflect the fair value as of the acquisition date and a gain of $3.0 million was recognized in Investment income (expense) and other, net for the fiscal year ended September 30, 2020. The fair value of the previously held equity investment was estimated using the discounted cash flow method of the income approach that incorporated a discount for the lack of marketability.

The following tables summarize additional details for each acquisition that closed during fiscal years ended September 30, 2021 and 2020:

(In millions)	Company Name
Bardy
Acquisition Details:
Date of acquisition	August 6, 2021

Cash paid	$369.0
Contingent consideration [1]	65.2
Total consideration [2]	$434.2

Contingent consideration payable based upon mid-point of commercial milestones: [3]	$130.5

Segment information:	Front Line Care

The following summarizes the fair value of assets acquired and liabilities assumed for each fiscal 2021 acquisition: [4]

Trade accounts receivable	$ 10.4
Inventories	4.5
Other current assets	0.3
Property, plant and equipment	2.3
Goodwill [5]	383.8
Developed technology [6]	10.0
Trade name[6]	5.0
Customer relationships[6]	2.0
Other assets	31.5
Trade accounts payable	(4.1)
Deferred revenue	(1.1)
Other current liabilities	(5.6)
Other long-term liabilities	(4.8)
Total purchase price, net of cash acquired	$434.2

Acquisition costs for the fiscal year ended September 30, 2021:
Acquisition and integration costs recognized in Selling and administrative expenses[7]	$24.4
Indemnity claim settlement recognized in Investment income (expense) and other, net[8]	$32.5

[1] This amount represents the fair value of the contingent consideration on the acquisition date. The fair value adjustment related to Bardy contingent consideration subsequent to acquisition was not significant for the fiscal year ended September 30, 2021.

[2] The purchase price for the fiscal year ended September 30, 2021 acquisitions are subject to post-closing adjustments. The impact to reported revenue and net income in fiscal 2021 was not significant.

[3] The contingent consideration will be payable if commercial milestones defined in the merger agreement are achieved within the first two calendar years starting with the calendar year in which the transaction is closed. The contingent consideration payable for the first calendar year in which the transaction closes will equal (i) 50% of the revenue generated if less than $45.0 million, (ii) 100% of the revenue generated if such revenue is between $45.0 million and $57.0 million, and (iii) 150% of revenue generated if greater than $57.0 million during calendar year 2021. The contingent consideration payable for the second calendar year will equal (i) 50% of the revenue generated if such revenue is less than $70.0 million, (ii) 100% of the revenue generated if such revenue is between $70.0 million and $89.0 million, and (iii) 125% of the revenue generated if such revenue is greater than $89.0 million during the calendar year 2022. In order to determine the fair value of the contingent consideration, we utilize a Monte Carlo model. Inherent in this model is an assumption related to revenue growth rate.

[4] The fair values of assets acquired and liabilities assumed are still considered to be preliminary. The values reflect net working capital and fair value adjustments as of the fiscal year ended September 30, 2021. We do not expect further adjustments to be significant.

[5] Goodwill recognized reflect the value associated with enhancing synergies and accelerating our leadership in ambulatory cardiac monitoring technologies and custom data solutions. Goodwill in connection with the Bardy acquisition is not deductible for tax purposes in the United States.

[6] Useful lives for the acquired intangible assets range from 8 years to 13 years.
[7] Acquisition and integration costs include legal and professional fees, consulting and other costs related to the closing and integration of Bardy.
  8 On January 29, 2021, the Medicare Administrative Contractor, Novitas Solutions ("Novitas"), published newly established, Category 1 reimbursement rates applicable to the Current Procedural Terminology ("CPT") codes 93241, 93243, 93245 and 93247 for the extended holter cardiac monitoring category. As a result of the unexpected Novitas reimbursement rate reduction, on February 21, 2021, Hillrom asserted that a "Company Material Adverse Effect" occurred, and therefore the closing conditions were not satisfied. On February 28, 2021, Bardy filed a complaint against Hillrom in the Court of Chancery of the State of Delaware seeking, among other things, specific performance to compel Hillrom to close the transaction. Following a trial conducted during May 5-7, 2021, on July 9, 2021, the Court of Chancery of the State of Delaware ordered Hillrom to proceed with the closing of the Bardy Transaction, denying Hillrom’s claim of a "Company Material Adverse Effect". The litigation expenses related to the court proceedings are included in Selling and administrative expenses and the settlement payments of (i) $24.1 million related to an indemnity claim settlement payment and (ii) $8.4 million related to accrued interest, subject to further adjustments as set forth under the terms of the merger agreement are included in Investment income (expense) and other, net for the fiscal year ended September 30, 2021.

(In millions)	Company Name
	Excel Medical	Connecta	Videomed
Acquisition Details:
Date of acquisition	January 10, 2020	May 18, 2020	July 21, 2020

Cash paid	$13.1	$7.5	$7.8
Contingent consideration	6.1	0.2	2.9
Total consideration [1]	$19.2	$7.7	$10.7

Contingent consideration payable up to: [2]	$15.0	$4.0	$3.7

Segment information:	Patient Support Systems	Front Line Care	Surgical Solutions

The following summarizes the fair value of assets acquired and liabilities assumed for each fiscal 2020 acquisition:

Trade accounts receivable	$0.6	$—	$2.5
Inventories	0.2	—	0.9
Other current assets	0.1	—	0.2
Goodwill [3]	9.9	4.8	10.1
Developed technology [4]	10.9	2.9	4.4
Other assets	0.1	—	0.6
Trade accounts payable	—	—	(1.2)
Deferred revenue	(2.1)	—	(0.2)
Other current liabilities	(0.5)	—	(1.2)
Other long-term liabilities	—	—	(2.4)
Fair value of assets acquired and liabilities assumed	19.2	7.7	13.7
Less: Fair value adjustment of previously held investment	—	—	(3.0)
Total purchase price, net of cash acquired	$19.2	$7.7	$10.7

Acquisition costs for the fiscal year ended September 30, 2021
Acquisition and integration costs recognized in Selling and administrative expenses [5]	$(3.8)	$(0.1)	$0.3

Acquisition costs for the fiscal year ended September 30, 2020:
Acquisition and integration costs recognized in Selling and administrative expenses [5]	$2.2	$0.3	$0.4

[1] The purchase price for the fiscal year ended September 30, 2020 acquisitions are considered final.
[2] The contingent consideration will be payable if commercial milestones defined in the sale and purchase agreements are achieved within the specified time period following the date of the acquisition. For Excel Medical, Connecta and Videomed, the specified time periods are 2 years, 3.5 years and 2 years.

[3] Goodwill recognized in our acquisitions is attributable to the following:
Excel Medical - Accelerating our leadership in care communications platform and advancing our digital and mobile communications platform and capabilities.
Connecta - Advancing connected care in Mexico as well as creating lower cost opportunities to expand to other emerging markets.
Videomed - Expanding our operating room integration platform and our market leadership in advancing connected care.

Goodwill in connection with the Excel Medical and Connecta acquisitions is deductible for tax purposes in the United States. Goodwill for the Videomed acquisition is not deductible for tax purposes in Italy.

[4] Useful lives for the acquired developed technology intangible assets range from 5 years to 10 years.
[5] Acquisition and integration costs recognized for Excel Medical during fiscal year ended September 30, 2021 and 2020 include a gain of $3.9 million and expense of $1.4 million related to fair value adjustments to contingent consideration. The reduction in the contingent consideration obligation is due to the reduced likelihood of certain milestones being met. The fair value adjustment related to Connecta and Videomed contingent consideration were not significant for the fiscal year ended September 30, 2021 and 2020. During fiscal year ended September 30, 2021, we paid $2.0 million in cash as contingent consideration associated with the acquisition of Excel Medical.

Proposed Acquisition by Baxter

See Note 1. Summary of Significant Accounting Policies for further information.

Epiphany Cardiography Products, LLC

On November 4, 2021, we closed on the acquisition of Epiphany Cardiography Products, LLC (“Epiphany”), a company that offers an interoperable connectivity solution capable of supporting more than 260 unique devices from more than 80 manufacturers and integrating across all major Electronic Medical Record (EMR) vendors. Purchase consideration was $38.0 million, subject to certain post-closing adjustments. The results of Epiphany will be included in the Front Line Care segment from the date of acquisition. It is not practical to disclose the preliminary purchase price allocation for this transaction given the short period of time between the acquisition date and the filing of this report.

Asset Acquisitions

On January 28, 2021, we acquired the contact-free continuous monitoring intellectual property and technology from EarlySense in exchange for cash of $30.0 million, a portion of our non-marketable equity investment in EarlySense of $25.5 million at cost and forgiveness of a prepayment of approximately $1.8 million. The investment was transferred to EarlySense on April 27, 2021 after certain conditions outlined in the purchase agreement were satisfied. Additionally, contingent consideration of up to $10.0 million will be payable if commercial milestones defined in the purchase agreement are achieved through September 2023.

The value of the acquired intangible asset recorded upon close of the transaction was $59.4 million, which included estimated contingent consideration of $2.4 million. The intangible asset acquired is presented in Other intangible assets and software, net and is amortized over the expected useful life of the technology of 8 years. The liability for the contingent consideration is included in Other long-term liabilities. Revenues generated from this asset acquisition are recorded within the Patient Support Systems segment.
Note 4. Goodwill and Intangible Assets

Goodwill

As discussed in Note 14. Segment Reporting, we operate in three reportable business segments. Goodwill impairment testing is performed at the reporting unit level. Goodwill is assigned to reporting units at the date the goodwill is initially recorded and is reallocated as necessary based on the composition of reporting units over time. Once goodwill is assigned to reporting units, it no longer retains its association with a particular acquisition, and all of the activities within a reporting unit, whether acquired or organically grown, are available to support the value of the goodwill.

The following summarizes goodwill activity by reportable segment:

(In millions)	Patient Support Systems	Front Line Care	Surgical Solutions	Total
Balances as of September 30, 2020
Goodwill	$ 653.5	$ 1,432.6	$ 222.2	$ 2,308.3
Accumulated impairment losses	(472.8)	—	—	(472.8)
Goodwill, net as of September 30, 2020	180.7	1,432.6	222.2	1,835.5

Changes in Goodwill in the period:
Goodwill related to acquisitions	(0.6)	383.8	0.1	383.3
Currency translation effect	(0.8)	3.9	(0.2)	2.9

Balances as of September 30, 2021
Goodwill	652.1	1,820.3	222.1	2,694.5
Accumulated impairment losses	(472.8)	—	—	(472.8)
Goodwill, net as of September 30, 2021	$179.3	$1,820.3	$222.1	$2,221.7

Testing for goodwill is performed annually, or on an interim basis upon the occurrence of a triggering event or change in circumstances that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The annual evaluation of goodwill for impairment was performed as of April 30, 2021 and did not result in any impairment.

The below table summarizes our changes in goodwill related to the acquisitions that occurred during fiscal years ended September 30, 2021 and 2020. Refer to Note 3. Business Combinations for further information regarding these acquisitions.

Company Name
	Excel Medical	Connecta	Videomed	Bardy
Date of Acquisition	January 10, 2020	May 18, 2020	July 21, 2020	August 6, 2021
Segment assigned Goodwill	Patient Support Systems	Front Line Care	Surgical Solution	Front Line Care
Percentage of Goodwill assigned to segment	100%	100%	100%	100%

Intangible Assets

Intangible assets are stated at cost and consist predominantly of software, patents, acquired technology, trademarks, trade names and acquired customer relationship assets. With the exception of certain indefinite-lived trade names, our intangible assets are amortized on a straight-line basis over periods generally ranging from 1 to 20 years and our capitalized software costs are amortized on a straight-line basis over periods ranging from 3 to 10 years.

Many of our intangible assets are not deductible for income tax purposes. A summary of intangible assets and the related accumulated amortization follows:

(In millions)	September 30
	2021		2020
	Cost	Accumulated Amortization	Cost	Accumulated Amortization
Customer relationships	$638.1	$416.9	$633.2	$358.7
Trademarks and trade names	50.0	32.5	45.3	25.7
Developed technology	297.8	153.3	287.9	116.5
Software [1]
Software for internal use	161.3	127.6	159.3	119.2
Software to be sold	73.8	33.3	55.1	29.5
Other [2]	86.0	25.5	25.8	17.7
Total definite-lived	$1,307.0	$789.1	$1,206.6	$667.3
Indefinite-lived [3]	437.4	—	437.4	—
Total identifiable intangible assets	$1,744.4	$789.1	$1,644.0	$667.3
[1] Software consists mainly of capitalized costs associated with internal use software, including applicable costs associated with the implementation and upgrade of our enterprise resource planning systems. In addition, software includes capitalized development costs for software products to be sold. Software amortization expense was $14.4 million and $9.2 million for the fiscal years ended September 30, 2021 and 2020 and was primarily included in Selling and administrative expenses.

[2] Other intangible assets primarily comprised of patents, non-competition agreements and intellectual property rights.
[3] Indefinite-lived intangible assets represent primarily the Welch Allyn trade name with a carrying value of $434.0 million as of September 30, 2021 and 2020.

Testing for indefinite-lived intangible asset impairment is performed annually, or on an interim basis upon the occurrence of a triggering event or change in circumstances that would more likely than not reduce the fair value of the indefinite-lived intangible asset below its carrying amount. The annual evaluation of indefinite-lived intangible assets was performed as of April 30, 2021 and did not result in any impairment.

Amortization expense for definite-lived intangible assets for the fiscal years ended September 30, 2021 and 2020 was $123.0 million and $118.2 million. Amortization expense for definite-lived intangible assets is expected to approximate the following for each of the next five fiscal years and thereafter:

(In millions)	Amount
2022	$120.7
2023	100.9
2024	85.6
2025	66.7
2026	54.8
2027 and beyond	89.2

Note 5. Financing Agreements

Total debt consists of the following:

(In millions)	September 30, 2021	September 30, 2020
Current portion of long-term debt	$50.1	$50.1
Securitization Facility	95.6	82.2
Note Securitization Facility	90.0	90.0
Total Short-term borrowings	$235.7	$222.3

Revolving credit facility, matures August 2024	$515.0	$—
Senior secured Term Loan A, long-term-portion, matures August 2024	846.7	895.4
Senior unsecured 5.00% notes due on February 15, 2025	—	297.5
Senior unsecured 4.375% notes due on September 17, 2027	420.3	419.5
Unsecured 7.00% debentures due on February 15, 2024	13.4	13.4
Unsecured 6.75% debentures due on December 15, 2027	29.7	29.7
Other	0.1	0.2
Total Long-term debt	$1,825.2	$1,655.7
Total debt	$2,060.9	$1,878.0

Short-Term Borrowings

Securitization Facilities

On April 23, 2021, we renewed our 364-day accounts receivable securitization program (the “Securitization Facility”) with certain financial institutions for borrowings up to $110.0 million. Additionally, we renewed our 364-day facility for borrowings up to $90.0 million (the “Note Securitization Facility”) on April 23, 2021. The terms and conditions of the renewed April 2021 facilities are substantially similar to the expired April 2020 facilities. Under the terms of each the Securitization Facility and Note Securitization Facility, certain of our accounts receivable secure the amounts borrowed and cannot be used to pay our other debts or liabilities. The amount of permissible borrowings outstanding is determined based on the amount of qualifying accounts receivable at any point in time. Borrowings outstanding under the renewed Securitization Facility and Note Securitization Facility bear interest at 1-month U.S. LIBOR plus the applicable margin of 0.78% and 0.90% and are included as a component of Short-term borrowings, while the accounts receivable securing these obligations remain as a component of Trade accounts receivable, net of allowances.

As of September 30, 2021, the weighted average interest rate on Short-Term borrowings was 0.97%.

Long-Term Debt

As of September 30, 2021, there were $515.0 million outstanding borrowings on the Revolving Credit Facility and available borrowing capacity was $675.0 million after giving effect to the $9.9 million of outstanding standby letters of credit. As of September 30, 2020, there were no outstanding borrowings on the Revolving Credit Facility, and available borrowing capacity was $1,191.0 million after giving effect to $9.0 million of outstanding standby letters of credit.

The Senior Credit Agreement consists of two facilities as follows:
•$1,000.0 million senior secured Term Loan A facility, maturing in August 2024 (“2024 TLA Facility”)
•Revolving Credit Facility, providing borrowing capacity of up to $1,200.0 million, maturing in August 2024 (“2024 Revolving Credit Facility”)

The Senior Credit Agreement facilities bear interest at variable rates which currently approximate 1.4%. These interest rates are based primarily on LIBOR, but under certain conditions could also be based on the U.S. Federal Funds Rate or the U.S. Prime Rate, at our option. We are able to voluntarily prepay outstanding loans under the 2024 TLA Facility at any time. We made the required minimum payments of $50.0 million on the 2024 TLA Facility during both fiscal years ended September 30, 2021 and 2020.

The following table summarizes the maturities of the 2024 TLA Facility for the fiscal years ending September 30, 2022 through 2024:

(In millions)	Amount
2022	$50.0
2023	75.0
2024	775.0

Long-Term Debt Redemption

On May 20, 2021, we redeemed the senior unsecured 5.00% notes due February 15, 2025 for $300.0 million using cash on hand and funds borrowed from both Securitization Facilities and the Revolving Credit Facility. During the year ended September 30, 2021, we recorded a loss on extinguishment of debt of $9.8 million, which was comprised of a $7.5 million prepayment premium and $2.3 million of debt issuance costs previously capitalized.

In September 2019, we issued senior unsecured notes of $425.0 million maturing September 2027 that bear interest at a fixed rate of 4.375% annually and capitalized debt issuance costs of $6.3 million. On October 7, 2019, we used the net proceeds from the offering of these notes, together with funds borrowed from the 2024 Revolving Credit Facility, to redeem all of our previously outstanding senior unsecured 5.75% notes due September 2023 (the “2023 Notes”) and pay the prepayment premium of $12.2 million. The 30-day notice required to redeem the 2023 Notes was filed on September 7, 2019 and, as a result, the outstanding liability of $421.6 million as of September 30, 2019 was classified as current within short-term borrowings. In October 2019, we recorded a loss on extinguishment of debt of $15.6 million, which was comprised of a $12.2 million prepayment premium and $3.4 million of debt issuance costs previously capitalized.

Fair Value

The fair value of our debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to us for debt of the same remaining maturities. The book values of our Securitization Facility, Note Securitization Facility, 2024 TLA Facility, and 2024 Revolving Credit Facility approximate fair value.

The estimated fair values of our long-term debt instruments are described in the table below:

(In millions)	September 30, 2021	September 30, 2020
Senior unsecured 5.00% notes due on February 15, 2025	$—	$310.1
Senior unsecured 4.375% notes due on September 15, 2027	445.4	441.2
Unsecured debentures	48.6	48.0
Total	$494.0	$799.3

The estimated fair values of our long-term unsecured debentures were based on observable inputs such as quoted prices in markets that are not active. The estimated fair values of our Senior Notes were based on quoted prices for similar liabilities. These fair value measurements were classified as Level 2, as described in Note 1. Summary of Significant Accounting Policies.

Debt Covenants

The facilities provided by the Senior Credit Agreement are held with a syndicate of banks, which includes 13 institutions. Our general corporate assets, with exceptions including those of certain of our subsidiaries, collateralize these obligations. The Senior Credit Agreement contains financial covenants that specify a maximum secured net leverage ratio and a minimum interest coverage ratio. These financial covenants are measured at the end of each quarter. The required maximum secured net leverage ratio is 3.00x and the required minimum interest coverage ratio is 4.00x. As of September 30, 2021, we were in compliance with all debt covenants under our financing agreements.

Note 6. Derivative Instruments and Hedging Activity

We are exposed to various market risks, including fluctuations in interest rates and variability in foreign currency exchange rates. We have established policies, procedures and internal processes governing our management of market risks and the use of financial instruments to manage our exposure to such risks. We employ cash flow hedges, net investment hedges, and other derivative instruments not designated for hedge accounting to manage these risks.

Cash Flow Hedges

To manage our exposure to market risk from fluctuations in interest rates, we enter into interest rate swaps that are designated as cash flow hedges. As of September 30, 2021 and September 30, 2020, we had interest rate swap agreements with an aggregate notional amount of $750.0 million to hedge the variability of cash flows through August 2024 associated with a portion of the variable interest rate payments on outstanding borrowings under our Senior Credit Agreement.

We are subject to variability in foreign currency exchange rates due to our international operations. We enter into currency exchange contracts that are designated as cash flow hedges to manage our exposure arising from fluctuating exchange rates related to specific and projected transactions. We operate this program pursuant to documented corporate risk management policies and do not enter into derivative transactions for speculative purposes. The sensitivity of earnings and cash flows to variability in exchange rates is assessed by applying an appropriate range of potential rate fluctuations to our assets, obligations, and projected results of operations denominated in foreign currencies. Our currency risk consists primarily of foreign currency denominated firm commitments and projected foreign currency denominated intercompany and third-party transactions. As of September 30, 2021, we had no outstanding currency exchange contracts. As of September 30, 2020, the notional amount of outstanding currency exchange contracts was $64.4 million. The maximum length of time over which we hedge transaction exposures is generally 12 months. Derivative gains and losses, initially reported as a component of Accumulated other comprehensive income (loss), are reclassified to earnings in the period when the underlying transaction affects earnings.

Net Investment Hedges

As of September 30, 2021 and 2020, we had cross-currency swap agreements, with an aggregate notional amount of $198.3 million to hedge the variability of U.S. dollar-Euro exchange rates through July 2023. These cross-currency swaps are designated as net investment hedges of subsidiaries using Euro as their functional currency.

We assess hedge effectiveness under the spot-to-spot method and record changes in fair value attributable to the translation of foreign currencies through Accumulated other comprehensive income (loss). The remaining changes in fair value are related to interest earned on cross-currency swaps and are amortized through Interest expense, which was income of $5.2 million for both the fiscal year ended September 30, 2021 and 2020.

Undesignated Derivative Instruments

We use forward contracts to mitigate the foreign exchange revaluation risk associated with recorded monetary assets and liabilities that are denominated in a non-functional currency. These derivative instruments are not formally designated as hedges and the terms of these instruments generally do not exceed one month. As of September 30, 2021 and 2020, we had forward contracts not designated as hedges with aggregate notional amounts of $116.4 million and $169.9 million. The following table summarizes unrealized and realized gains and losses for forward contracts not designated as hedges, which are recorded in Investment income (expense) and other, net.

(In millions)	Year Ended September 30
	2021	2020
Unrealized gains (losses)	$(0.5)	$—
Realized gains (losses)	(5.1)	3.0

Fair Value

We classify fair value measurements on our derivative instruments as Level 2. The estimated fair values of our derivative instruments are described in the table below:

(In millions) Derivative Instruments	September 30, 2021	September 30, 2020	Consolidated Balance Sheet Classification
Interest Rate Swaps	$(22.2)	$(46.3)	Other current liabilities
Currency Exchange Contracts	—	(0.4)	Other current liabilities
Cross-Currency Swaps	8.5	9.7	Other assets
Undesignated Forward Contracts	0.4	—	Other assets
Undesignated Forward Contracts	(1.0)	—	Other current liabilities
Total	$(14.3)	$(37)

Note 7. Leases

Hillrom as the Lessee

We determine if an arrangement is a lease or contains a lease at contract inception. We lease real estate, automobiles, and equipment under various operating leases. A lease liability and ROU asset is recognized for operating leases with terms greater than one year at the lease commencement date. The lease liability is measured as the present value of all remaining fixed payments calculated using our estimated secured incremental borrowing rate. The ROU asset is measured as the sum of the lease liability and any initial indirect costs incurred, less any lease incentives received. We use our estimated secured incremental borrowing rate as most lease agreements do not specify an interest rate. Our lease agreements include leases that have both lease and non-lease components. We elected to account for lease components and the associated non-lease components as a single lease component.

Our leases have remaining lease terms of approximately 1 year to 8 years. Many of our real estate and equipment leases include options to renew. Renewal periods are generally not included when calculating the remaining lease term unless we are reasonably certain to exercise a renewal option based on beneficial terms or significance of the leased asset to our operations.

Expense for operating leases and leases with a term of one year or less is recognized on a straight-line basis over the lease term. Lease expense is recorded in Cost of goods sold or Selling and administrative expenses based on the purpose of the leased asset. The following table summarizes our lease expense:

(In millions)	September 30, 2021	September 30, 2020
Operating lease expense	$27.2	$27.8
Short-term leases and variable lease payments	11.9	11.5
Total	$39.1	$39.3

The following table summarizes the balance sheet classification of our operating leases and amounts of the ROU asset and lease liability:

(In millions)	September 30, 2021	September 30, 2020	Consolidated Balance Sheet Classification
Right-of-use assets	$68.5	$72.3	Other assets
Current lease liabilities	22.7	22.8	Other current liabilities
Non-current lease liabilities	50.6	54.4	Other long-term liabilities

The following table summarizes our supplemental information related to operating leases:

	September 30, 2021	September 30, 2020
Supplemental information:
Weighted-average discount rate	3.14%	3.30%
Weighted-average remaining lease term in years	4.41	4.48

Cash Flow information (In millions):
Operating cash flows paid for amounts included in the measurement of lease liabilities	$27.0	$27.6
Right of use assets obtained in exchange for new lease liabilities	$18.2	$16.6

The following table summarizes the maturities of our operating leases as of September 30, 2021:

(In millions)	Amount
2022	$24.6
2023	18.9
2024	12.5
2025	8.2
2026	6.3
Thereafter	8.7
Total lease payments	79.2
Less: imputed interest	(5.9)
Total lease liability	$73.3

Disclosures Related to Periods Prior to Adopting the New Lease Guidance

Future minimum payments under non-cancellable operating leases (excluding executory costs) aggregating $47.8 million for manufacturing facilities, warehouse distribution centers, service centers, sales offices, automobiles, and other equipment consisted of the following as of the fiscal year ended September 30, 2021:

(In millions)	Amount
2022	$15.7
2023	11.1
2024	6.4
2025 and beyond	14.6

Hillrom as the Lessor

We make certain products available to customers under short-term lease arrangements. Rental usage of these products is provided as an alternative to product sales and is short-term in nature. Products primarily include smart beds, including, but not limited to, bariatric, critical care, maternal, and home care beds, as well as other surfaces. These lease arrangements provide our customers with our products during periods of peak demand or often times for specialty purposes. Additionally, we provide wearable, non-invasive ventilation products to patients covered by monthly medical insurance reimbursements, which are considered month-to-month leasing arrangements. Income arising from these lease arrangements where we are the lessor is recognized within Rental revenue. We accounted for these lease arrangements as operating leases.

Note 8. Retirement and Postretirement Benefit Plans

Our retirement plans consist of defined benefit plans, postretirement health care plans and defined contribution savings plans. Plans cover certain employees both in and outside of the United States.

Retirement Plans

We sponsor five defined benefit retirement plans. Those plans include a master defined benefit retirement plan in the United States, a nonqualified supplemental executive defined benefit retirement plan, and three defined benefit retirement plans covering employees in Germany and France. Benefits for such plans are based primarily on years of service and the employee’s level of compensation in specific periods of employment. We contribute funds to trusts as necessary to provide for current service and any unfunded projected future benefit obligation over a reasonable period of time. All of our plans have a September 30 measurement date.

Effect on Operations

The following table details the components of net pension expense for our defined benefit retirement plans:

(In millions)	Year Ended September 30		Statements of Consolidated
	2021	2020	Income Classification
Service cost	$1.7	$1.8	Cost of goods sold
Service cost	3.4	3.4	Selling and administrative expenses
Interest cost	7.4	8.7	Investment income (expense) and other, net
Expected return on plan assets	(11.8)	(14.0)	Investment income (expense) and other, net
Amortization of unrecognized prior service cost, net	0.1	—	Investment income (expense) and other, net
Amortization of net loss	6.3	6.9	Investment income (expense) and other, net
Net periodic benefit cost	7.1	6.8
Settlement loss [1]	—	8.5	Investment income (expense) and other, net
Special termination benefits [2]	3.3	0.5	Special charges
Net pension expense	$10.4	$15.8

1 On March 9, 2020, we transferred pension assets totaling $40.6 million to purchase annuity contracts for a certain population of retirees with a third-party insurance company. As a result, we recognized a non-cash settlement loss of $8.5 million for the fiscal year ended September 30, 2020, which is recorded as a component of Investment income (expense) and other, net in the Consolidated Statements of Income.

2 In September 2020, we offered certain employees in the United States the option to participate in a voluntary early retirement plan. The employees who accepted the offer received special termination benefits, which were recorded as a component of Special charges in the Consolidated Statements of Income. See Note 10. Special Charges for further information.

Obligations and Funded Status

The change in benefit obligations, plan assets and funded status, along with amounts recognized in the Consolidated Balance Sheets for our defined benefit retirement plans were as follows:

(In millions)	Year Ended September 30
	2021	2020
Change in benefit obligation:
Benefit obligation at beginning of year	$371.8	$380.4
Service cost	5.1	5.2
Interest cost	7.4	8.7
Actuarial (gain) loss [1]	(10.7)	28.7
Benefits paid	(12.6)	(12.6)
Acquisition[2]	—	3.5
Plan settlements	(0.2)	(44.2)
Special termination benefits	3.3	0.5
Exchange rate (gain) loss	(0.3)	1.6
Benefit obligation at end of year	363.8	371.8

Change in plan assets:
Fair value of plan assets at beginning of year	291.7	310.6
Actual return on plan assets	21.8	33.4
Employer contributions	1.2	1.0
Benefits paid	(12.6)	(12.6)
Acquisition[2]	—	3.5
Plan settlements	(0.2)	(44.2)
Fair value of plan assets at end of year	301.9	291.7
Funded status and net amounts recognized	$(61.9)	$(80.1)

Amounts recorded in the Consolidated Balance Sheets:
Accrued pension benefits, current portion	$(1.4)	$(1.5)
Accrued pension benefits, long-term	(60.5)	(78.6)
Net amount recognized	$(61.9)	$(80.1)
[1] For the fiscal year ended September 30, 2021, the increase in Actuarial (gain) loss is primarily due to the change in the yield curve.
[2] Represents the plan assets and obligations assumed as part of the defined benefit retirement plan of Excel Medical, which was acquired on January 10, 2020, and subsequently settled and terminated as of September 30, 2020.

In addition to the amounts above, net actuarial losses of $37.8 million and prior service costs of $0.3 million, less the tax effect of $10.0 million are included as components of Accumulated other comprehensive income (loss) as of September 30, 2021. In addition to the amounts above, net actuarial losses of $64.9 million and prior service costs of $0.4 million, less the tax effect of $16.3 million, are included as components of Accumulated other comprehensive income (loss) as of September 30, 2020.

Accumulated Benefit Obligation

The accumulated benefit obligation for all defined benefit pension plans was $348.3 million and $352.1 million as of September 30, 2021 and 2020. Selected information for our plans, including plans with accumulated benefit obligations exceeding plan assets, was as follows:

(In millions)	September 30, 2021			September 30, 2020
	PBO	ABO	Plan Assets	PBO	ABO	Plan Assets
Master plan	$337.1	$323.6	$301.9	$343.2	$325.7	$291.7
International plans	21.3	19.3	—	23.0	20.8	—
Supplemental executive plan	5.4	5.4	—	5.6	5.6	—
	$363.8	$348.3	$301.9	$371.8	$352.1	$291.7

Actuarial Assumptions

The weighted average assumptions used in accounting for our domestic pension plans were as follows:

	2021	2020
Weighted average assumptions to determine benefit obligations at the measurement date:
Discount rate for obligation	2.9%	2.7%
Rate of compensation increase	2.6%	2.6%

Weighted average assumptions to determine benefit cost for the year:
Discount rate for expense	2.7%	3.2%
Expected rate of return on plan assets	4.5%	5.3%
Rate of compensation increase	2.6%	2.6%

The discount rates used in the valuation of our defined benefit pension plans are evaluated annually based on current market conditions. In setting these rates, we utilize long-term bond indices and yield curves as a preliminary indication of interest rate movements, and then make adjustments to the respective indices to reflect differences in the terms of the bonds covered under the indices in comparison to the projected outflow of our pension obligations. The overall expected long-term rate of return is based on historical and expected future returns, which are inflation adjusted and weighted for the expected return for each component of the investment portfolio, as well as taking into consideration economic and capital market conditions. The rate of assumed compensation increase is also based on our specific historical trends of past wage adjustments. The weighted average discount rate assumptions used for our international plans are lower than our domestic plan assumptions and do not significantly affect the consolidated net benefit obligation or net periodic benefit cost balances.

Plan Assets

The weighted average asset allocations of our master defined benefit retirement plan as of September 30, 2021 and 2020, by asset category, along with target allocations, are as follows:

	2021 and 2020 Target Allocation	2021 Actual Allocation	2020 Actual Allocation

Equity securities	31%-37%	33.7%	34%
Fixed income securities	63%-69%	66.3%	66%
Total		100%	100%

We have a Plan Committee that sets investment guidelines with the assistance of an external consultant. These guidelines are established based on market conditions, risk tolerance, funding requirements and expected benefit payments. The Plan Committee also oversees the investment allocation process and monitors asset performance. As pension liabilities are long-term in nature, we employ a long-term total return approach to maximize the long-term rate of return on plan assets for a prudent level of risk. Target allocations are guidelines, not limitations, and plan fiduciaries may occasionally approve allocations above or below a target range or elect to rebalance the portfolio within the targeted range.

The investment portfolio contains a diversified portfolio of fixed income securities and equities. Securities are also diversified in terms of domestic and international securities, short-term and long-term securities, growth and value styles, large cap and small cap stocks. The primary investment strategy is a dynamic target allocation method that periodically rebalances among various investment categories depending on the current funded positions. This program is designed to actively move from return-seeking investments (such as equities) toward liability-hedging investments (such as long-duration fixed income) as funding levels improve.

Trust assets are invested subject to the following policy restrictions: short-term securities must be rated A2/P2 or higher; all fixed-income securities shall have a credit quality rating “BBB” or higher; and investments in equities in any one company may not exceed 10% of the equity portfolio.

Fair Value Measurements of Plan Assets

Cash as part of plan assets was $3.2 million and $2.1 million as of September 30, 2021 and 2020 and was classified as a Level 1 financial instrument.

The following table summarizes these assets by category:

(In millions)	Year Ended September 30
	2021	2020
Equities
U.S. companies	$52.0	$49.7
International companies	49.5	48.9
Fixed income securities	197.2	191.0
Total plan assets at fair value, excluding cash	$298.7	$289.6

These investments are commingled funds and/or collective trusts valued using the net asset value (“NAV”) unit price provided by the fund administrator. The NAV is based on the value of the underlying assets owned by the fund.

Cash Flows

Our U.S. master defined benefit plan is funded in excess of 89%, as measured under the requirements of the Pension Protection Act of 2006, and therefore we expect that the plan will not be subject to the “at risk” funding requirements of this legislation.

During fiscal years ended September 30, 2021 and 2020, we contributed cash of $1.2 million and $1.0 million, respectively, to our defined benefit retirement plans. We will not be required to contribute to our master defined benefit retirement plan during the fiscal year ended September 30, 2022 due to the current funding level; however, minimal contributions will be required for our unfunded plans.

Estimated Future Benefit Payments

The benefit payments, which are expected to be funded through plan assets and company contributions and reflect expected future service, are expected to be paid as follows:

(In millions)	Pension Benefits
2022	$14.9
2023	14.6
2024	15.4
2025	16.1
2026	16.6
2027-2031	94.2

Defined Contribution Savings Plans

We have defined contribution savings plans that cover substantially all U.S. employees and certain non-U.S. employees. The general purpose of these plans is to provide additional financial security in retirement by providing employees with an incentive to make regular savings. Our contributions to the plans are based on eligibility and employee contributions. Expense under these plans for the fiscal years ended September 30, 2021 and 2020 was $31.6 million and $31.9 million.
Postretirement Health Care Plans

In addition to defined benefit retirement plans, we also offer two postretirement health care plans in the United States that provide health care benefits to qualified retirees and their dependents. The plans are closed to new participants and include retiree cost sharing provisions and generally extends retiree coverage for medical and prescription benefits beyond the COBRA continuation period to the date of Medicare eligibility. These plans have a measurement date of September 30.

The net periodic benefit cost related to postretirement health care plans has not been significant for the fiscal years ended September 30, 2021 and 2020. In September 2020, we offered certain employees in the United States the option to participate in a voluntary early retirement plan. The employees who accepted the offer received special termination benefits of $0.1 million and $0.4 million for the fiscal years ended September 30, 2021 and 2020, which were recorded as a component of Special charges in the Consolidated Statements of Income.

The change in the accumulated postretirement benefit obligation was as follows:

(In millions)	Year Ended September 30
	2021	2020
Change in benefit obligation:
Benefit obligation at beginning of year	$12.2	$12.7
Service cost	0.1	0.1
Interest cost	0.1	0.2
Actuarial loss (gain)	1.8	(0.4)
Benefits paid	(1.8)	(1.0)
Retiree contributions	0.4	0.2
Special termination benefits	0.1	0.4
Benefit obligation at end of year	$12.9	$12.2

Amounts recorded in the Consolidated Balance Sheets:
Accrued benefits obligation, current portion	$2.0	$1.6
Accrued benefits obligation, long-term	10.9	10.6
Net amount recognized	$12.9	$12.2

In addition to the amounts above, net actuarial gains of $7.5 million and prior service credits of $0.3 million, less the tax effect of $2.0 million are included as components of Accumulated other comprehensive income (loss) as of September 30, 2021. Net actuarial gains of $10.9 million and prior service credits of $0.4 million, less the tax effect of $2.9 million are included as components of Accumulated other comprehensive (loss) as of September 30, 2020.

The below table summarizes the discount rates used in accounting for our postretirement plans:

	September 30
	2021	2020
Discount rate used to determine:
Net periodic benefit cost for the postretirement health care plans	1.6%	2.6%
Benefit obligation	2.0%	1.8%

As of September 30, 2021, the health care cost trend rates for the plans were generally assumed to be in the ranges of 5.6% to 6.0%, trending down to a rate of 4.5% over the long-term.

We fund the postretirement health care plans as benefits are paid and current plan benefits are expected to require contributions of approximately $2.1 million during fiscal year end September 30, 2022 and approximately $1.0 million per fiscal year thereafter.

Note 9. Other Comprehensive Income

The following tables represent the changes in Other comprehensive income (loss) and Accumulated other comprehensive income (loss) by component for the fiscal years ended September 30, 2021 and 2020.

(In millions)	Year Ended September 30, 2021
	Other comprehensive income (loss)					Accumulated other comprehensive income (loss)
	Prior to reclassification	Reclassification from	Pre-tax	Tax effect	Net of tax	Beginning balance	Net activity	Ending balance [2]
Derivative instruments designated as hedges [1]:
Currency exchange contracts	$3.7	$(3.3)	$0.4	$(0.1)	$0.3	$(0.3)	$0.3	$—
Interest rate swaps	37.9	(13.8)	24.1	(5.5)	18.6	(35.7)	18.6	(17.1)
Cross-currency swaps	(1.3)	—	(1.3)	0.3	(1.0)	6.7	(1.0)	5.7
Derivative instruments designated as hedges total	$40.3	$(17.1)	$23.2	$(5.3)	$17.9	$(29.3)	$17.9	$(11.4)
Foreign currency translation adjustment	9.0	—	9.0	—	9.0	(110.7)	9.0	(101.7)
Change in pension and postretirement defined benefit plans	0.8	21.9	22.7	(5.4)	17.3	(40.2)	17.3	(22.9)
Total	$50.1	$4.8	$54.9	$(10.7)	$44.2	$(180.2)	$44.2	$(136)

(In millions)	Year Ended September 30, 2020
	Other comprehensive income (loss)					Accumulated other comprehensive income (loss)
	Prior to reclassification	Reclassification from	Pre-tax	Tax effect	Net of tax	Beginning balance	Net activity	Ending balance
Derivative instruments designated as hedges [1]:
Currency exchange contracts	$1.9	$(2.6)	$(0.7)	0.2	$(0.5)	$0.2	$(0.5)	$(0.3)
Interest rate swaps	(35.4)	(4.2)	(39.6)	9.1	(30.5)	(5.2)	(30.5)	(35.7)
Cross-currency swaps	(7.2)	—	(7.2)	1.7	(5.5)	12.2	(5.5)	6.7
Derivative instruments designated as hedges total	$(40.7)	$(6.8)	$(47.5)	11.0	$(36.5)	$7.2	$(36.5)	$(29.3)
Foreign currency translation adjustment	34.7	—	34.7	—	34.7	(145.4)	34.7	(110.7)
Change in pension and postretirement defined benefit plans	0.9	4.6	5.5	(1.4)	4.1	(44.3)	4.1	(40.2)
Total	$(5.1)	$(2.2)	$(7.3)	$9.6	$2.3	$(182.5)	$2.3	$(180.2)

[1] See Note 6. Derivative Instruments and Hedging Activity for information regarding our hedging strategies
[2] The estimated net amount of gains and losses reported in Accumulated other comprehensive income (loss) related to our derivative instruments designated as hedges as of September 30, 2021 that are expected to be reclassified into earnings within the next 12 months is expense of $4.1 million.

The following table represents the items reclassified out of Accumulated other comprehensive income (loss) and the related tax effects for the fiscal years ended September 30, 2021 and 2020:

(In millions)	Year Ended September 30
	2021			2020
	Amount reclassified	Tax effect	Net of tax	Amount reclassified	Tax effect	Net of tax
Derivative instruments designated as hedges:
Currency exchange contracts [1]	$(3.3)	$0.8	$(2.5)	$(2.6)	$0.5	$(2.1)
Interest rate swaps [2]	(13.8)	3.2	(10.6)	(4.2)	1.0	(3.2)
Derivative instruments designated as hedges total	$(17.1)	$4.0	$(13.1)	$(6.8)	$1.5	$(5.3)
Change in pension and postretirement defined benefit plans [3]	$21.9	$(5.4)	$16.5	$4.6	$(1.4)	$3.2
1 Reclassified from Accumulated other comprehensive income (loss) into Investment income (expense) and other, net.
2 Reclassified from Accumulated other comprehensive income (loss) into Interest expense.
3 Reclassified from Accumulated other comprehensive income (loss) into Cost of goods sold and Investment income (expense) and other, net. These components are included in the computation of net periodic pension expense.

Note 10. Special Charges

Special charges are incurred in connection with various transformative initiatives, exit activities, and organizational changes to improve our business alignment and cost structure. Although these charges are infrequent and unusual in nature, additional Special charges are expected to be incurred. It is not practicable to estimate the amount of these future expected costs until such time as the evaluations are complete. The following table summarizes the Special charges recognized for the fiscal years ended September 30, 2021 and 2020.

(In millions)
Special Charges	Year Ended September 30
	2021	2020
Global information technology transformation	$12.0	$15.9
Workforce reduction plan	25.6	6.7
Integration-related activities	9.2	13.1
Site consolidation and other cost optimization activities, including related severance cost	0.6	5.8
Total Special Charges	$47.4	$41.5

Global Information Technology Transformation

In fiscal 2019, management initiated a global information technology transformation, including rationalizing and transforming our enterprise resource planning software solutions and other complementary information technology systems. In addition to the expenses noted in the table above, $17.4 million and $22.0 million was capitalized as software in Other intangible assets and software, net for the fiscal years ended September 30, 2021 and 2020.

The objective of this initiative is to consolidate and streamline our key workstreams that interact with customers and vendors and support our financial reporting processes while maintaining the security of our data. The solutions designed under this initiative will be implemented over the next four to six years.

Workforce Reduction Plan

On September 15, 2020, we committed to a workforce reduction plan as part of the continued business optimization initiatives to advance our strategy and growth platforms and improve our operations and cost structure. The workforce reduction plan includes a voluntary retirement program and involuntary severance actions. For the fiscal years ended September 30, 2021 and 2020, we incurred $25.6 million and $6.7 million related to this initiative within Special charges.

Integration-Related Activities

We incurred costs, including severance and benefit costs, associated with business realignment and integration activities focused on reducing complexity, increasing efficiency, and improving our cost structure. We acquired several businesses during fiscal years ended September 30, 2021 and 2020 as disclosed within Note 3. Business Combinations for which we also continue to incur integration-related costs and severance costs.

Site Consolidation and Other Cost Optimization Activities, Including Related Severance Cost

We continue to streamline our operations and simplify our supply chain by transforming and consolidating certain manufacturing and distribution operations.

For all accrued severance and other benefit charges described above, we record reserves within Other current liabilities. The following table summarizes the reserve activity for severance and other benefits for the fiscal years ended September 30, 2021 and 2020:

(In millions)
Balance as of September 30, 2019	$ 8.5
Expenses	14.6
Cash Payments	(11.1)
Reversals	(0.7)
Balance as of September 30, 2020	$11.3
Expenses	23.7
Cash Payments	(27.1)
Reversals	—
Balance as of September 30, 2021	$7.9

Note 11. Income Taxes

The significant components of income before income taxes and the consolidated income tax provision were as follows:

(In millions)	Year Ended September 30
	2021	2020
Income before income taxes:
Domestic	$145.0	$137.0
Foreign	157.8	134.2
Total	$302.8	$271.2

Income tax expense:
Current provision
U.S. Federal	$55.5	$38.1
State	13.1	10.8
Foreign	17.7	18.3
Total current provision	86.3	67.2
Deferred provision:
U.S. Federal	(25.5)	(15.6)
State	(4.8)	(2.8)
Foreign	(1.7)	(0.6)
Total deferred provision	(32.0)	(19.0)
Income tax expense	$54.3	$48.2

Differences between income tax expense reported for financial reporting purposes and that computed based upon the application of the statutory U.S. Federal tax rate to the reported income before income taxes were as follows:

(In millions)	Year Ended September 30
	2021		2020
	Amount	% of Pretax Income	Amount	% of Pretax Income
U.S. Federal income tax [1]	$63.6	21.0%	$57.0	21.0%
State income tax [2]	7.3	2.4	4.1	1.5
Foreign income tax [3]	(17.9)	(5.9)	(15.0)	(5.5)
Application of federal research tax credits	(7.7)	(2.6)	(6.2)	(2.3)
Application of foreign tax credits	(9.5)	(3.2)	(11.6)	(4.3)
Valuation of tax attributes	1.2	0.4	5.0	1.9
Foreign inclusions	10.3	3.5	7.7	2.9
Excess tax benefits from share based awards	(1.5)	(0.5)	(4.7)	(1.7)
U.S. tax reform transition tax	—	—	—	—
Foreign-derived intangible income deduction	(9.9)	(3.4)	(7.8)	(2.9)
Global intangible low-taxed income inclusion	7.6	2.6	12.6	4.6
Disposition of subsidiary	—	—	4.1	1.5
Current period change in uncertain tax positions	—	—	—	—
Non-deductible transaction costs [4]	6.8	2.3	—	—
Other, net	4.0	1.3	3.0	1.1
Income tax expense	$54.3	17.9%	$48.2	17.8%
1 At statutory rate.
2 Net of U.S. Federal benefit.
3 U.S. Federal tax rate differential.
4 Non-deductible costs related to the acquisition of Bardy, including the indemnity claim settlement and accrued interest. See Note 3. Business Combinations for further information.

The tax effect of temporary differences that gave rise to the deferred tax assets and liabilities were as follows:

(In millions)	September 30, 2021	September 30, 2020
Deferred tax assets:
Employee benefit accruals	$58.1	$48.3
Inventory	15.2	14.7
Net operating loss carryforwards	93.3	69.7
Tax credit carryforwards	26.4	26.4
Lease liabilities	18.3	18.8
Other, net	36.5	36.2
	247.8	214.1
Less: Valuation allowance	(53.0)	(50.8)
Total deferred tax assets	194.8	163.3

Deferred tax liabilities:
Depreciation	(14.6)	(19.2)
Amortization	(190.5)	(201.0)
Lease Assets	(17.1)	(17.6)
Other, net	(5.6)	(5.6)
Total deferred tax liabilities	(227.8)	(243.4)
Deferred tax liability - net	$(33)	$(80.1)

As of September 30, 2021, we had $40.7 million of deferred tax assets related to operating loss carryforwards in foreign jurisdictions that are subject to various carryforward periods with the majority eligible to be carried forward for an unlimited period. Additionally, we had $43.1 million of deferred tax assets related to U.S. Federal net operating loss (“NOL”) carryforwards, some of which will be carried forward for an unlimited period and some of which will expire between 2022 and 2036 and $9.5 million of deferred tax assets related to state NOL carryforwards, some of which will be carried forward for an unlimited period and some of which expire between 2022 and 2041. We had $24.3 million of deferred tax assets related to state tax credits, some of which will be carried forward for an unlimited period and some of which will expire between 2022 and 2031. We had $1.1 million of deferred tax assets related to capital loss carryforwards which will expire in 2025. We had $1.7 million of deferred tax assets related to foreign tax credit carryforwards which will expire between 2030 and 2031. We are considering carryback opportunities for the capital loss carryforward and the foreign tax credit carryforward.

The gross deferred tax assets as of September 30, 2021 were reduced by valuation allowances of $53.0 million primarily related to certain foreign deferred tax attributes and state tax credit carryforwards as it is more likely than not that some portion or all of these tax attributes will not be realized. In evaluating whether it is more likely than not that we would recover our deferred tax assets, future taxable income, the reversal of existing temporary differences and tax planning strategies were considered. We believe that our estimates for the valuation allowances recorded against deferred tax assets are appropriate based on current facts and circumstances.  During fiscal year ended September 30, 2021, the valuation allowance increased by $2.2 million. The increase related primarily to foreign net operating losses, state net operating losses, and state tax credits and that more likely that not will not be realized.

We operate under tax holidays in both Singapore and Puerto Rico. The Singapore tax holiday is effective through 2024. The Puerto Rico tax holiday is effective through 2025, but we disposed of this operation in fiscal 2019 and thus will not recognize any benefit in the future. Both incentives are conditional on meeting certain employment and/or investment thresholds. The impact of these tax holidays decreased foreign taxes by $3.9 million for the fiscal year ended September 30, 2021 and $3.3 million for the fiscal year ended September 30, 2020. The benefit of the tax holidays on net income per diluted share was $0.06 and $0.05 during fiscal years ended September 30, 2021 and 2020.

With regard to our non-U.S. subsidiaries, it is our practice and intention to reinvest the earnings in those businesses, to fund capital expenditures and other operating cash needs. Because the undistributed earnings of non-U.S. subsidiaries are considered to be permanently reinvested, no U.S. deferred income taxes or foreign withholding taxes have been provided on earnings subsequent to the enactment of the Tax Act. As of September 30, 2021, we have approximately $83.5 million of undistributed earnings in our non-U.S. subsidiaries that are considered to be permanently reinvested. If such earnings were repatriated, we do not anticipate incurring a significant amount of additional tax expense.

We file a consolidated federal income tax return as well as multiple state, local and foreign jurisdiction tax returns. In the normal course of business, we are subject to examination by the taxing authorities in each of the jurisdictions where we file tax returns. During fiscal year ended September 30, 2021, the U.S. Internal Revenue Service (“IRS”) concluded its audit of fiscal year ended September 30, 2019 and initiated its post-filing examination of the fiscal year ended September 30, 2020 consolidated federal return. We continue to participate in the IRS Compliance Assurance Program (“CAP”) for fiscal year ended September 30, 2021 and fiscal year end September 30, 2022. We are in the application process to remain in the CAP for fiscal year end September 30, 2023. The CAP provides the opportunity for the IRS to review certain tax matters prior to us filing our tax return for the year, thereby reducing the time it takes to complete the post-filing examination. We are also subject to state and local or foreign income tax examinations by taxing authorities for years back to fiscal year ended September 30, 2016.

We also have on-going audits in various stages of completion in several state and foreign jurisdictions, one or more of which may conclude within the next 12 months. Such settlements could involve some or all of the following: the payment of additional taxes and related penalties, the adjustment of certain deferred taxes and/or the recognition of unrecognized tax benefits. The resolution of these matters, in combination with the expiration of certain statutes of limitations in various jurisdictions, make it reasonably possible that our unrecognized tax benefits may decrease as a result of either payment or recognition by up to $2.0 million in the next 12 months, excluding interest.

The total amount of gross unrecognized tax benefits as of September 30, 2021 and 2020 were $2.7 million and $3.9 million, which includes $2.5 million and $3.5 million that, if recognized, would impact the effective tax rate in future periods. The remaining amount relates to items which, if recognized, would not impact our effective tax rate.

A rollforward of the beginning and ending amount of unrecognized tax benefits is as follows:

(In millions)	Year Ended September 30
	2021	2020
Balance as of October 1	$3.9	$9.6
Increases in tax position of prior years	0.2	—
Settlements with taxing authorities	—	(5.8)
Lapse of applicable statute of limitations	(1.4)	(0.2)
Foreign currency adjustments	—	0.3
Total change	(1.2)	(5.7)
Balance as of September 30	$2.7	$3.9

We recognize accrued interest and penalties related to unrecognized tax benefits as a component of income tax expense. Accrued interest and penalties, which are not presented in the rollforward table above, were $1.2 million and $1.4 million as of

September 30, 2021 and 2020. Related to interest and penalties, we recognized an income tax benefit of $0.3 million and $0.4 million as of September 30, 2021 and 2020.

Note 12. Earnings per Common Share

Basic earnings per share is calculated based upon the weighted average number of outstanding common shares for the period, plus the effect of deferred vested shares. Diluted earnings per share is calculated consistent with the basic earnings per share calculation plus the effect of dilutive unissued common shares related to stock-based employee compensation programs. For all periods presented, anti-dilutive stock options were excluded from the calculation of diluted earnings per share. Cumulative treasury stock acquired, less cumulative shares reissued, have been excluded in determining the average number of shares outstanding.

Earnings per share are calculated as follows (in millions, except share information in thousands):

	Year Ended September 30
	2021	2020
Net Income	$248.5	$223.0

Net Income per Basic Common Share	$3.75	$3.35

Net Income per Diluted Common Share	$3.72	$3.32

Average Basic Common Shares Outstanding	66,204	66,631
Add: Potential effect of exercise of stock options and other unvested equity awards	643	581
Average Diluted Common Shares Outstanding	66,847	67,212

Shares with anti-dilutive effect excluded from the computation of Diluted EPS	272	342

Note 13. Common Stock

Share Repurchases

Under the Board-approved share repurchase program, authorization of $340.0 million was previously granted to repurchase shares. In September 2019, the Board approved an additional $170.0 million for repurchases. In July 2021, the Board approved an increase to the share repurchase program in an amount of $500.0 million. Repurchases may be made on the open market or via private transactions, and are used to manage our capital structure, offset the dilutive impact of stock-based compensation and return cash to shareholders. The Merger Agreement places restrictions on our ability to repurchase shares of our common stock. As a result, we do not expect to make repurchases under the common stock repurchase program while the Merger Agreement is in effect. However, we may continue to repurchase shares of our common stock from employees in connection with employee payroll tax withholding for restricted stock distributions. For the fiscal year ended September 30, 2021, we repurchased 1.2 million shares of our common stock in the open market valued at $130.7 million. For the fiscal year ended September 30, 2020, we repurchased 0.5 million shares of our common stock in the open market valued at $54.1 million. As of September 30, 2021, a cumulative total of $477.3 million had been used, leaving us with availability of $532.7 million for future repurchases.

The following table summarizes common stock purchased in connection with employee payroll tax withholding for restricted stock distributions for the following fiscal years:

	Year Ended September 30
	2021	2020
Total number of shares purchased	99,259	158,521
Dollar value of shares purchased (in millions)	$9.5	$16.5

Stock-Based Compensation

We have stock-based compensation plans under which employees and non-employee directors may be granted options to purchase shares of Company common stock at the fair market value at the time of grant. In addition to stock options, we grant performance share units (“PSUs”) and RSUs to certain management level employees and vested restricted stock to non-employee directors. We also offer eligible employees the opportunity to buy shares of our common stock at a discount via an Employee Stock Purchase Plan (“ESPP”).

The Stock Incentive Plan, which was approved at the 2021 annual meeting of shareholders, replaced the 2002 Stock Incentive Plan. Common shares reserved for issuance under the plan total 3.0 million. As of September 30, 2021, approximately 3.0 million shares were available for future grants under our stock-based compensation plans. We generally settle our stock-based awards with treasury shares. As of September 30, 2021, we had 22.6 million treasury shares available for use to settle stock-based awards.

The stock-based compensation cost that was charged against income for all plans was $45.6 million and $38.4 million for the fiscal years ended September 30, 2021 and 2020.

We recognize a tax benefit based on the increase in value from the grant date to the exercise date for stock options and from the grant date to the distribution date for the performance share units and restricted share units. The tax benefit is recorded during the year in which the exercise or distribution occurs. The tax benefit for exercises and distributions for the fiscal years ended September 30, 2021 and 2020 was $1.5 million and $4.7 million.

Options

Stock options granted by our Compensation Committee of our Board under the Stock Incentive Plan are non-qualified stock options. These awards are generally granted with exercise prices equal to the average of the high and low prices of our common stock on the date of grant. They vest in equal annual installments over a three- or four-year period and the maximum contractual term is ten years. We use a Binomial option-pricing model to estimate the fair value of stock options, and compensation cost is recognized on a straight-line basis over the requisite service period.

The following table sets forth the weighted average fair value per share of stock options and the related valuation assumptions used in the determination of those fair values:

	Year Ended September 30
	2021	2020
Weighted average fair value per share	$23.86	$24.80

Valuation assumptions:
Risk-free interest rate	0.4%	1.6%
Expected dividend yield	0.9%	0.8%
Expected volatility	32.3%	27.7%
Weighted average expected life (years)	4.7	4.7

The risk-free interest rate is based upon observed U.S. Treasury interest rates appropriate for the term of our employee stock options. Expected dividend yield is based on the history and our expectation of dividend payouts. Expected volatility was based on our historical stock price volatility. Expected life represents the weighted average period the stock options are expected to remain outstanding and is a derived output of the Binomial model. The expected life of employee stock options is impacted by the above assumptions as well as the post-vesting forfeiture rate and the exercise factor used in the Binomial model. These two variables are based on the history of exercises and forfeitures for previous stock options granted by us.

The following table summarizes transactions under our stock option plans for the fiscal year ended September 30, 2021:

	Weighted Average Number of Shares (in thousands)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (in millions)
Balance Outstanding as of October 1, 2020	740	$81.14
Granted	213	94.17
Exercised	(162)	64.81
Cancelled/Forfeited	(24)	75.91
Balance Outstanding as of September 30, 2021	767	$88.39	7.3	$47.3
Exercisable as of September 30, 2021	332	$78.04	5.9	$23.9
Options Expected to Vest	421	96.26	8.3	22.6

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value, based on our closing stock price of $150.00, as reported by the New York Stock Exchange on September 30, 2021. This amount, which changes continuously based on the fair value of our common stock, would have been received by the option holders had all option holders exercised their options as of the balance sheet date.

The total intrinsic value of options exercised during fiscal years ended September 30, 2021 and 2020 was $7.9 million and $6.9 million.

As of September 30, 2021, there was $5.2 million of unrecognized compensation expense related to stock options granted under the Stock Incentive Plan. This unrecognized compensation expense does not consider potential forfeitures and is expected to be recognized over a weighted average period of 2.4 years.

Restricted Stock Units

RSUs are granted to certain employees with fair values equal to the average of the high and low prices of our common stock on the date of grant, multiplied by the number of units granted. RSU grants are contingent upon continued employment and vest over periods ranging from one to four years. Dividends, payable in common stock equivalents, accrue on the grants and are subject to the same specified terms as the original grants, including the risk of forfeiture.

The following table summarizes transactions for our nonvested RSUs for the fiscal year ended 2021:

	Number of Share Units (in thousands)	Weighted Average Grant Date Fair Value
Nonvested RSUs as of October 1, 2020	337	$112.41
Granted	297	92.16
Vested	(240)	93.89
Forfeited	(28)	95.38
Nonvested RSUs as of September 30, 2021	366	$109.42

As of September 30, 2021, there was $20.8 million of total unrecognized compensation expense related to nonvested RSUs granted under the Stock Incentive Plan. This unrecognized compensation expense does not consider potential forfeitures and is expected to be recognized over a weighted average period of 1.8 years. The total vest date fair value of shares that vested during fiscal years ended September 30, 2021 and 2020 was $22.5 million and $18.1 million.

Performance Share Units

Our Compensation Committee grants PSUs to certain employees and these awards are subject to any stock dividends, stock splits, and other similar rights inuring to common stock, but unlike our RSUs are not entitled to dividend reinvestment. Vesting of the grants is contingent upon achievement of performance targets and corresponding service requirements.

The fair value of the PSUs is equal to the average of the high and low prices of our common stock on the date of grant, multiplied by the number of units granted. For PSUs with a market condition such as total shareholder return, the Monte-Carlo simulation method is used to determine fair value. The Monte-Carlo simulation is a generally accepted statistical technique used to generate a defined number of stock price paths in order to develop a reasonable estimate of the range of our and our group of peer companies’ future expected stock prices.

The following table sets forth the weighted average fair value per share for PSUs and the related valuation assumptions used in the determination of those fair values. PSUs granted for the fiscal years ended September 30, 2021 and 2020 are based on company-specific performance targets, with a total shareholder return collar.

	Year Ended September 30
	2021	2020
Weighted average fair value per share	$100.15	$110.53

Valuation assumptions:
Risk-free interest rate	0.3%	1.6%
Expected volatility	34.7%	23.8%

The basis for the assumptions listed above is similar to the valuation assumptions used for stock options, as discussed previously.

The following table summarizes transactions for our nonvested PSUs during fiscal year ended September 30, 2021:

	Number of Share Units (in thousands)	Weighted Average Grant Date Fair Value
Nonvested PSUs as of October 1, 2020	165	$111.73
Granted	79	104.36
Vested	(51)	126.55
Forfeited	(10)	108.41
Nonvested PSUs as of September 30, 2021	183	$104.55

As of September 30, 2021, there was $10.5 million of unrecognized compensation expense related to PSUs granted under the Stock Incentive Plan based on the expected achievement of certain performance targets or market conditions. This unrecognized compensation expense as of September 30, 2021 does not reflect a reduction for our estimate of potential forfeitures and is expected to be recognized over a weighted average period of 1.7 years. The total fair value of shares that vested during fiscal years ended September 30, 2021 and 2020 was $6.5 million and $14.1 million.

Note 14. Segment Reporting

We disclose segment information that is consistent with the way in which management operates and views the business. Our operating structure contains the following reportable segments:
•Patient Support Systems – globally provides an ecosystem of our digital and connected care solutions: devices, software, communications and integration technologies that improve care and deliver actionable insights to caregivers and patients in the acute care setting. Key products include care communications and mobility solutions, connected med-surg and ICU bed systems, sensors and surfaces, safe patient handling equipment and services.

•Front Line Care – globally provides integrated patient monitoring and diagnostic technologies – from hospital to home – that enable and support Hillrom’s connected care strategy. Our diverse portfolio includes secure, connected, digital assessment technologies to help diagnose, treat and manage a wide variety of illnesses and diseases, including respiratory therapy, cardiology, vision screening and physical assessment.

•Surgical Solutions – globally enables peak procedural performance, connectivity and video integration products that improve collaboration, workflow, safety and efficiency in the operating room, such as surgical video technologies, tables, lights, pendants, precision positioning devices and other accessories.

Our performance within each reportable segment continues to be measured on a divisional income basis before non-allocated operating and administrative costs, litigation, special charges, acquisition and integration costs, acquisition-related intangible asset amortization, and other unusual events. Divisional income generally represents the division’s gross profit, excluding acquisition-related intangible asset amortization, less its direct operating costs along with an allocation of manufacturing and distribution costs, research and development and certain corporate functional expenses.

Non-allocated operating costs, administrative costs, and other includes functional expenses that support the entire organization such as administration, finance, legal and human resources, expenses associated with strategic developments, acquisition-related intangible asset amortization, and other events that are not indicative of operating trends. We exclude such amounts from divisional income to allow management to evaluate and understand divisional operating trends. The chief operating decision maker does not receive any asset information by reportable segment and, accordingly, we do not report asset information by reportable segment.

Effective in the fiscal year ended September 30, 2020, the allocation of operating costs to each segment was modified to improve the alignment to how management evaluates the performance of each segment. The reclassification did not impact our reported Consolidated Net Revenue or Income Before Income Taxes.
The following summarizes financial results by reportable segment:

(In millions)	Year Ended September 30
	2021	2020
Net Revenue - United States:
Patient Support Systems	$1,162.1	$1,133.6
Front Line Care	785.7	707.4
Surgical Solutions	150.4	125.8
Total net revenue - United States	$2,098.2	$1,966.8

Net Revenue - Outside of the United States (“OUS”):
Patient Support Systems	$406.2	$405.5
Front Line Care	331.3	317.6
Surgical Solutions	183.0	191.1
Total net revenue - OUS	$920.5	$914.2

Net Revenue:
Patient Support Systems	$1,568.3	$1,539.1
Front Line Care	1,117.0	1,025.0
Surgical Solutions	333.4	316.9
Total net revenue	$3,018.7	$2,881.0

Divisional income:
Patient Support Systems	$356.1	$332.3
Front Line Care	348.8	301.8
Surgical Solutions	51.6	39.5

Other operating costs:
Non-allocated operating costs, administrative costs, and other	308.9	264.4
Special charges	47.4	41.5
Operating profit	$400.2	$367.7

Interest expense	(65.6)	(74.0)
Loss on extinguishment of debt	(9.8)	(15.6)
Investment income and other, net	(22.0)	(6.9)
Income before income taxes	$302.8	$271.2

Depreciation and amortization of property, plant, equipment and intangibles:
Patient Support Systems	$52.0	$43.5
Front Line Care	90.0	95.4
Surgical Solutions	8.4	7.4
Corporate	35.4	32.5
Total depreciation and amortization of property, plant, equipment and intangibles	$185.8	$178.8

Geographic Information

Geographic data for net revenue and long-lived assets were as follows:

(In millions)	Year Ended September 30
	2021	2020
Net revenue to unaffiliated customers:
United States	$2,098.2	$1,966.8
Foreign	920.5	914.2
Total net revenue	$3,018.7	$2,881.0
Long-lived assets:
United States	$217.2	$222.7
Foreign	70.9	83.4
Total long-lived assets	$288.1	$306.1

Net revenue in the above table is attributed to geographic areas based on the location of the customer.

Note 15. Commitments and Contingencies

General

We are subject to various other claims and contingencies arising out of the normal course of business, including those relating to governmental investigations and proceedings, commercial transactions, product liability, employee related matters, antitrust, safety, health, taxes, environmental and other matters. Litigation is subject to many uncertainties and the outcome of individual litigated matters is not predictable with assurance. It is possible that some litigation matters for which reserves have not been established could be decided unfavorably to us, and that any such unfavorable decisions could have a material adverse effect on our financial condition, results of operations and cash flows.

The Company has received a subpoena from the United States Office of Inspector General for the Department of Health and Human Services (the “DHHS”) requesting documents and information related to compliance with the False Claims Act (“FCA”) and the Anti-Kickback Statute (the “AKS”) by certain of its subsidiaries with respect to the Company’s direct to consumer business. The Company has voluntarily contacted DHHS with respect to these matters including its compliance with the FCA and the AKS. The Company is conducting an ongoing internal review and cooperating fully with the DHHS with respect to these matters.

At this stage of the inquiries, the Company is unable to predict the ultimate outcome of these matters or what impact, if any, the outcome of these matters might have on the Company's consolidated financial position, results of operations or cash flows. Violations of the FCA and AKS may result in a range of possible penalties, however, at this time, no claims have been made against the Company.

On January 15, 2021, we entered into a definitive merger agreement with Bardy. On February 21, 2021, as a result of certain unexpected reimbursement rate reductions, Hillrom asserted that a "Company Material Adverse Effect"

occurred, and therefore the closing conditions were not satisfied. On February 28, 2021, Bardy filed a complaint against Hillrom in the Court of Chancery of the State of Delaware seeking, among other things, specific performance to compel Hillrom to close the transaction.

Following a trial, on July 9, 2021, the Court of Chancery of the State of Delaware ordered Hillrom to proceed with the closing of the Bardy transaction, denying Hillrom’s claim of a "Company Material Adverse Effect" and ending the litigation. Hillrom subsequently closed the Bardy transaction on August 6, 2021. See Note 3. Business Combinations for further information.

As of November 11, 2021, nine lawsuits have been filed by purported Hillrom shareholders in connection with the Merger with Baxter. Each of the lawsuits seeks, among other things, to enjoin Hillrom from consummating the Merger, or in the alternative, rescission of the Merger and/or compensatory damages, as well as attorney’s fees. The lawsuits generally allege that the preliminary proxy statement (the “Proxy Statement”) filed by Hillrom in connection with the Merger fails to disclose allegedly material information in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. Hillrom believes that the allegations in the complaints are without merit. Additional lawsuits arising out of the Merger may also be filed in the future.

Self-Insurance

We are involved in various claims, including product and general liability, workers’ compensation, auto liability and employment related matters. Such claims in the United States have deductibles and self-insured retentions at various limits up to $1.0 million per occurrence or per claim, depending upon the type of coverage and policy period. International deductibles and self-insured retentions are lower. We are also generally self-insured up to certain stop-loss limits for certain employee health benefits, including medical, drug and dental. Our policy is to estimate reserves based upon a number of factors including known claims, estimated incurred but not reported claims and outside actuarial analysis, which are based on historical information along with certain assumptions about future events. Such estimated reserves are classified as Other current liabilities and Other long-term liabilities in the Consolidated Balance Sheets.